Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

October 21, 2021

among

FTS INTERNATIONAL, INC.

PROFRAC HOLDINGS, LLC

and

PROFRAC ACQUISITIONS, INC.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of October 21, 2021, by and among FTS International, Inc., a Delaware corporation (the “Company”), ProFrac Holdings, LLC, a Texas limited liability company (“Parent”), and ProFrac Acquisitions, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H :

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company Stockholders; (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the requirements of the DGCL; and (iii) resolved, subject to Section 6.03(f), to submit this Agreement to a vote of the Company Stockholders and recommend adoption of this Agreement by the Company Stockholders;

WHEREAS, the respective boards of managers or directors, as applicable, of Parent and Merger Sub have each unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of Parent and Merger Sub, respectively and (ii) adopted and approved this Agreement and the transactions contemplated hereby, including the Merger in accordance with the requirements of the DGCL and Limited Liability Company Act of the State of Delaware;

WHEREAS, in connection with the execution and delivery of this Agreement and as a condition and inducement to the willingness of the Company to enter into this Agreement, THRC Holdings, LP, an Affiliate of Parent (the “Equity Financing Source”), has provided the Company a letter (the “Equity Financing Letter”) committing to provide the funds necessary for Parent and Merger Sub to comply with their obligations hereunder (the “Equity Financing”);

WHEREAS, as a condition and inducement to the willingness of the Company to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Equity Financing Source is entering into a voting and support agreement with the Company pursuant to which the Equity Financing Source is agreeing, among other things, to vote all of the Shares beneficially owned by the Equity Financing Source and its Affiliates (as defined herein) in favor of the transactions contemplated by this Agreement, including the Merger (the “Voting and Support Agreement”); and

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article 1

Definitions

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“2020 Plan” means the FTS International, Inc. 2020 Equity and Incentive Compensation Plan, as amended from time to time.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal, including any amendments, adjustments, changes, revisions and supplements thereto, from any Third Party, relating to, in a single transaction or a series of related transactions, (i) any acquisition or purchase, direct or indirect, of assets representing 20% or more of the consolidated assets of the Company and its Subsidiaries, or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its Subsidiaries, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its Subsidiaries or (iii) a merger, consolidation, amalgamation, share exchange, business combination, sale of substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its Subsidiaries.

“Action” means any action, cause of action, suit, audit, litigation, arbitration, mediation, complaint, citation, claim (including any crossclaim or counterclaim), demand, subpoena, enforcement action or proceeding (including any civil, criminal, administrative, regulatory, appellate or other proceeding), whether at equity or at law, in contract, in tort or otherwise.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by or is under common control with such Person; provided that for purposes of this Agreement, prior to the Closing, Parent and its Affiliates shall not be deemed to be Affiliates of the Company and its Subsidiaries, and the Company and its Subsidiaries shall not be deemed to be Affiliates of Parent and its Affiliates.

“Applicable Law” means, with respect to any Person, any federal, state, local, foreign, international or transnational law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, permit, injunction, judgment, award, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding on or applicable to such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Fort Worth, Texas are authorized or required by Applicable Law to close.

“Class A Common Stock” means Class A common stock of the Company, par value $0.01 per share.

“Class B Common Stock” means Class B common stock of the Company, par value $0.01 per share.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any written agreement, memorandum of understanding or other contractual obligation between the Company or any of its Subsidiaries and any labor organization or other authorized employee representative representing Service Providers.

“Company 10-Q” means the Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2021.

“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company as of the Company Balance Sheet Date and the footnotes thereto set forth in the Company 10-Q.

“Company Balance Sheet Date” means June 30, 2021.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof incorporated in and made part of this Agreement that has been provided by the Company to Parent and Merger Sub.

“Company Employee” means, as of any time, any employee of the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any event, circumstance, change, occurrence, development or effect that has had or would reasonably be expected to result in a material adverse change in, or material adverse effect on, the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that a “Company Material Adverse Effect” shall not include any event, circumstance, change, occurrence, development or effect to the extent resulting from or arising in connection with (i) conditions generally affecting any industry in which the Company or any of its Subsidiaries operates, (ii) general economic, political or financial or securities market conditions, (iii) natural disasters, acts of war, terrorism, military actions or the escalation thereof, earthquakes, hurricanes, tornadoes or other natural disasters, (iv) changes in GAAP, in the interpretation of GAAP, in the accounting rules and regulations of the SEC, or changes in Applicable Law, (v) the taking of any action (or the omission of any action) by the Company or any Subsidiary of the Company in accordance with the terms of this Agreement to the extent the taking of such action

(or omission) is expressly required or contemplated by this Agreement or such action was taken at the written request of, or with the written consent of, Parent or Merger Sub (provided that this clause (v) shall not apply to the representations and warranties that, by their terms, speak specifically of the consequences arising out of the execution or performance of this Agreement or the consummation of the transactions contemplated hereby), (vi) the execution, delivery or performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement or the identity of or any facts or circumstances relating to Parent or any of its Affiliates, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with customers, suppliers, service providers, employees, Governmental Authorities or any other Persons (provided that this clause (vi) shall not apply to the representations and warranties that, by their terms, speak specifically of the consequences arising out of the execution or performance of this Agreement or the consummation of the transactions contemplated hereby), (vii) any Action arising out of, resulting from or related to the transactions contemplated herein or any demand, Action, claim or proceeding for appraisal of any Shares pursuant to the DGCL in connection herewith, (viii) any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or the evolution of any COVID-19 Measures or other restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) and any COVID-19 Responses or (ix) any decrease or decline in the market price or trading volume of the Shares or any failure by the Company to meet any projections, forecasts or revenue or earnings predictions of the Company or of any securities analysts (provided that, in the case of this clause (ix), the underlying cause of any such decrease, decline, or failure may be taken into account in determining whether a Company Material Adverse Effect has occurred except to the extent otherwise excluded pursuant to another clause in this definition), except, in the case of clauses (i), (ii), (iii), and (iv), to the extent that such event, circumstance, change, occurrence, development or effect disproportionately affects the Company and its Subsidiaries, taken as a whole, relative to other Persons engaged in the same industries in which the Company operates, in which case, to the extent not otherwise excluded pursuant to another clause of this definition, such disproportionate effects and the events and circumstances underlying such disproportionate effects may be taken into account in determining whether a “Company Material Adverse Effect” has occurred.

“Company Stockholders” means the holders of Class A Common Stock and Class B Common Stock.

“Confidentiality Agreement” means that certain Confidentiality Agreement, by and between the Company and Parent, dated as of February 19, 2021 as amended pursuant to Section 8.08.

“Continuing Employee” means each Company Employee employed by the Company or any of its Subsidiaries immediately prior to the Effective Time whose employment with the Surviving Corporation (or Parent or any of its Affiliates) continues after the Effective Time.

“Contract” means any contract, binding letter of intent, lease, sublease, occupancy agreement, license, sublicense, indenture, note, bond, loan, mortgage, agreement, deed of trust, concession, franchise, Permit, license or other binding instrument, commitment or undertaking, including any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, extension or renewals thereto, excluding sale, purchase and work orders.

“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Applicable Law related to COVID-19 (or any other related variance or strain of COVID-19).

“COVID-19 Responses” means any reasonable action, taken or omitted to be taken in good faith that is reasonably determined to be necessary or prudent to be taken in response to COVID-19 (or any other related variance or strain of COVID-19) or any of the measures described in the definition of “COVID-19 Measures”, including the establishment of any reasonably necessary policy, procedure or protocol.

“DGCL” means the General Corporation Law of the State of Delaware.

“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA), (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case, whether or not written that is sponsored, maintained, administered, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or would reasonably be expected to have any direct or indirect liability.

“Environment” means any air (whether ambient outdoor or indoor), surface water, drinking water, groundwater, land surface, wetland, subsurface strata, soil, sediment, plant or animal life and any other natural resources.

“Environmental Laws” means any Applicable Laws (including common law) or any legally binding consent order or decree issued by any Governmental Authority, relating to protection of the Environment, the prevention of pollution, the containment, clean-up, preservation, protection and reclamation of the Environment, health and safety (as it relates to exposure to Hazardous Substances) or to the presence, generation, use, management, transportation, storage, disposal, treatment or release of Hazardous Substances.

“Environmental Permits” means all Permits required under Environmental Laws and required for the business of the Company or any of its Subsidiaries as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such first entity, would be treated as a single employer under Section 414 of the Code.

“Excluded Party” means any Third Party from which the Company received during the Go-Shop Period a definitive written Acquisition Proposal that: (a) remains pending as of, and shall not have been withdrawn on or prior to, the Go-Shop Period End Date (or, for any date on or prior to the Go-Shop Period End Date, such Acquisition Proposal shall not have been withdrawn as of such date) and (b) the Board of Directors reasonably determines in good faith on or prior to the Go-Shop Period End Date, after consultation with the Company’s financial and legal advisors, constitutes or is reasonably likely to result in a Superior Proposal (and the Company provides written notice to Parent of such determination promptly of such determination and, in any event, no later than the earlier of (x) two Business Days after such determination or (y) the Go-Shop Period End Date); provided, however, that a person that is an Excluded Party shall cease to be an Excluded Party (i) upon the withdrawal, termination or expiration of such Acquisition Proposal (as it may be amended, adjusted, changed, revised, extended and supplemented), or (ii) the determination by the Board of Directors that such Third Party’s Acquisition Proposal no longer constitutes and is not reasonably likely to result in a Superior Proposal.

“Financing” means any issuances of securities or incurrences of indebtedness for borrowed money by Parent and/or any of its Subsidiaries (including, effective as of the Effective Time, the Company) from time to time, in each case, for the purpose of financing the transactions contemplated by this Agreement; provided that, the term “Financing” does not include the Equity Financing.

“Financing Sources” means the Persons that have committed or may commit to provide or arrange, or otherwise entered into Contracts with Parent and/or any of its Subsidiaries (including, effective as of the Effective Time, the Company) to provide or arrange, any Financing, including the parties (other than Parent and its Affiliates) to the definitive documentation relating to any Financing, together with their respective Affiliates, officers, directors, employees, agents and representatives; provided that the term “Financing Sources” does not include the Equity Financing Source.

“Fraud” means actual fraud by a Person, which involves a knowing and intentional or willful misrepresentation or omission of a material fact with respect to the making of any representation or warranty set forth in (i) Article 4 or in the corresponding representations or warranties set forth in the Company’s certificate to be delivered pursuant to Section 9.02(c) or (ii) Article 5 or in the corresponding representations or warranties set forth in Parent’s and Merger Sub’s certificate to be delivered pursuant to Section 9.03(c), and, in each case of clauses (i) and (ii), does not include any fraud claim based on negligent misrepresentation, recklessness or any equitable fraud or promissory fraud.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial, local or other governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any other governmental or quasi-governmental (including self-regulatory) authority or instrumentality.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, in each case, that is regulated under any Environmental Law, including but not limited to (i) petroleum and petroleum products, including crude oil and any fractions thereof; (ii) natural gas, synthetic gas and any mixtures thereof; (iii) polychlorinated biphenyls; (iv) asbestos or asbestos-containing materials; (v) radioactive materials; (vi) produced waters; and (vii) per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person: (a) for borrowed money; (b) evidenced by bonds, debentures, notes or similar instruments; (c) pursuant to securitization or factoring programs or arrangements; (d) pursuant to guarantees of any Indebtedness of any other Person (other than between or among any of the Company and its wholly owned Subsidiaries); (e) net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination); or (f) letters of credit and bank guarantees entered into by or on behalf of such Person; provided that Indebtedness shall not include any trade payables.

“Intellectual Property” means any and all intellectual property rights or similar proprietary rights arising from or under the Applicable Laws of the United States or any other jurisdiction including rights in all of the following: (i) trademarks, service marks, trade names, slogans, logos, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) inventions, whether patentable or not, all improvements thereto, utility models, supplementary protection certificates, patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, reexaminations, substitutions, extensions or reissues thereof, in any jurisdiction, (iii) Trade Secrets, (iv) copyrightable writings and other copyrightable works, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (v) moral rights, data and database rights, design rights, industrial property rights, publicity rights and privacy rights and (vi) computer software (including source code and object code).

“IT Assets” means information technology devices, computers, computer software, firmware, middleware, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines and all other information technology equipment, and all associated documentation, owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries.

“Key Employee” means Michael Doss, Karen Thornton, Lance Turner, Buddy Petersen, and Jared Vitemb.

“Knowing and Intentional Breach” means a material breach of or a material failure to perform any of the covenants or other agreements contained in this Agreement or the Voting and Support Agreement or the Equity Financing Letter, that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act, or failure to act, after reasonable inquiry, would, or would be reasonably expected to, result in a breach of this Agreement or the Voting and Support Agreement or the Equity Financing Letter. In the case of any covenant with respect to which a party hereto agrees to cause an Affiliate to take or omit to take an action, the failure of such Affiliate to act as required by such covenant that would be a Knowing and Intentional Breach of such covenant by such Affiliate if it were a party hereto and bound by such covenant will be treated as a Knowing and Intentional Breach by such party hereto.

“Knowledge” means, with respect to the Company, the actual knowledge of the individuals listed on Section 1.01(a) of the Company Disclosure Schedule and, with respect to Parent, the actual knowledge of the individuals listed on Section 1.01(b) of the Company Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, sublicense, pledge, option, hypothecation, adverse right, restriction, charge, security interest, right of first refusal, restriction on transfer and assignment, encumbrance or other adverse claim of any kind or nature whatsoever, whether contingent or absolute, or any agreement, option, right or privilege (whether by Applicable Law, Contract or otherwise) capable of becoming any of the foregoing, in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own, subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“NYSE American” means the NYSE American.

“Offering” means any offering of securities by Parent and/or an Affiliate of Parent as to which Parent has requested the Company’s cooperation pursuant to Section 6.05.

“Officer” means an individual who is an “officer” of the Company (as defined under Rule 16a-1(f) under the 1934 Act).

“ordinary course of business” means any action taken by the Company or any of its Subsidiaries in the ordinary course of the Company’s and its Subsidiaries’ business substantially consistent with past practice since the Applicable Date and shall include such actions taken or omitted to be taken by the Company or such Subsidiaries that are reasonable in light of the then current operating conditions and developments with respect to its business, directly or indirectly in response to or in connection with COVID-19, its impact on economic conditions or actions taken by any Governmental Authority in response thereto.

“Parent Material Adverse Effect” means any event, circumstance, change, occurrence, development or effect that would or would reasonably be expected to, individually or in the aggregate, materially impair, prevent or materially delay Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

“Permits” means each grant, license, franchise, permit, easement, variance, exception, exemption, waiver, consent, certificate, certification, registration, accreditation, approval, order, qualification or other similar authorization of any Governmental Authority.

“Permitted Liens” means (a) carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’ and vendors’ liens and other similar Liens, if any, arising or incurred in the ordinary course of business that do not, individually or in the aggregate, materially impair or materially interfere with the present use of the assets or otherwise materially impair present business operations; (b) Liens for Taxes not yet delinquent or, if delinquent, that are being contested in good faith by appropriate actions and that are adequately reserved for in the applicable financial statements of the Company in accordance with GAAP; (c) applicable zoning, planning, entitlement, conservation restrictions, land use restrictions, building codes and other governmental rules and regulations imposed by a Governmental Authority having jurisdiction over the real property, none of which would reasonably be expected to have a material and adverse impact on the Company’s conduct of its business; (d) the terms and conditions of the leases, subleases, licenses, sublicenses or other occupancy agreements pursuant to which the Company or any of its Subsidiaries is a tenant, subtenant or occupant (other than in connection with any breach thereof) that do not, and would not be reasonably expected to, materially detract from the use or operation of the property subject thereto as currently used or operated by the Company or any of its Subsidiaries; (e) with respect to real property, Liens, including defects, irregularities or imperfections of title, encroachments, easements or claims of easements, servitudes, permits, covenants, rights of way, flowage rights, restrictions, leases, subleases, licenses, sublicenses, rights of parties in possession, title to any portion of the premises lying within the right of way or boundary of any public road or private road and similar restrictions of record, in each case, that do not materially interfere with the business as presently conducted and would not be reasonably expected to materially detract from the use or operation of the property subject thereto as currently used or operated by the Company or any of its Subsidiaries; (f) licenses to Intellectual Property granted in the ordinary course of business; (g) Liens specifically reflected in the financial statements of the Company; (h) as to a party, Liens resulting from any facts or circumstances relating to the other parties or their respective Affiliates; (i) Liens identified in Section 4.15 of the Company Disclosure Schedule; and (j) Liens that would not materially impair the operation of the business.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority or any “group” within the meaning of Section 13(d) of the 1934 Act.

“Personal Information” means information that: (a) identifies or can be used to identify an individual (including, without limitation, names, signatures, addresses, telephone numbers, email addresses, geolocation information and other unique identifiers); or (b) can be used to authenticate an individual, either directly or indirectly (including, without limitation, employee identification numbers, government-issued identification numbers, passwords or PINs, financial account numbers, credit report information, biometric or health data, answers to security questions and other personal identifiers specific to the physical, physiological, genetic, mental, economic, cultural or social identity of an individual). Personal Information shall include any nonpublic personal information regarding any individual that is subject to applicable national, state, regional and/or local laws and regulations governing the privacy, security, confidentiality and protection of nonpublic personal information.

“Privacy/Data Security Laws” means, to the extent applicable to the Company or its Subsidiaries, all laws, policies, codes, regulations, and the like governing the receipt, collection, use, storage, handling, processing, sharing, security, use, disclosure, or transfer of Personal Information or the security of Company’s IT Assets, including the following to the extent applicable: HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, Canada’s Anti-Spam Legislation, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act, and any ancillary rules, binding guidelines, orders, directions, directives, codes of conduct or other instruments made or issued by a Governmental Authority under the foregoing instruments, state data security laws, state data breach notification laws, state consumer protection laws, the General Data Protection Regulation (EU) 2016/679, any applicable laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Related Document” means each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by any party hereto in connection with the transactions contemplated by this Agreement, including, for the avoidance of doubt, the Equity Financing Letter and the Voting and Support Agreement.

“Related Person” has the meaning set forth in Article 9 of the Company Charter.

“Release” means any release, emission, leak, discharge, dumping, injection, pumping, deposit, spill, disposal, arranging for disposal (including any abandonment or discarding of barrels, containers or other receptacles containing Hazardous Substances), transport, or arranging for transport.

“Rights Agreement” means that certain Rights Agreement, dated as of November 19, 2020, between the Company and American Stock Transfer & Trust Company, LLC, as rights agent, as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Service Provider” means any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries.

“Share” means a share of Class A Common Stock or Class B Common Stock.

“Subsidiary” means, with respect to any Person, any other Person of which (A) such Person or any of its Subsidiaries is a general partner or holds a majority of the voting interests of a partnership or (B) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions (or, if there are no such ownership interests having ordinary voting power, 50% or more of the equity interests of which) are directly or indirectly owned or controlled by such Person.

“Tax” means (i) all taxes, assessments, duties, levies, imposts or other similar charges in the nature of a tax imposed by a Governmental Authority (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise profits, withholding (including backup withholding), social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or any other tax of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount, whether disputed or not, and any liability for any of the foregoing by reason of assumption, transferee or successor liability or operation of Applicable Law, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries is determined or taken into account with reference to the activities of any other Person, and (iii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) or (ii) as a result of being party to any Tax Sharing Agreement.

“Tax Return” means any report, return, document, claim for refund, information return, declaration or statement or filing with respect to Taxes (and any amendments thereof), including any schedules or documents with respect thereto or accompanying payments of estimated Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (whether or not written) binding the Company or any of its Subsidiaries that provides for the allocation, apportionment, sharing, indemnification or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (other than customary Tax sharing or indemnification provisions contained in any agreement, the primary subject matter of which does not relate to Taxes).

“Termination Fee” means an amount equal to $11,700,000, except that if the Termination Fee becomes payable by the Company in connection with termination by the Company prior to the Go-Shop Period End Date pursuant to Section 10.01(d)(i) to accept a Superior Proposal, then the Termination Fee shall be an amount equal to $7,800,000.

“Third Party” means any Person other than Parent or any of its Affiliates.

“Trade Secrets” means trade secrets and other confidential know-how and confidential information and rights in any jurisdiction, including confidential recipes, formulae, concepts, methods, techniques, procedures, processes, schematics, prototypes, models, designs, customer lists and supplier lists.

“Tranche 1 Warrant” means each warrant to purchase Class A Common Stock issued pursuant to the Tranche 1 Warrant Agreement.

“Tranche 1 Warrant Agreement” means that certain Warrant Agreement for Tranche 1 Warrants to Purchase Class A Common Stock between the Company and American Stock Transfer & Trust Company, LLC, as warrant agent, dated as of November 19, 2020.

“Tranche 2 Warrant” means each warrant to purchase Class A Common Stock issued pursuant to the Tranche 2 Warrant Agreement.

“Tranche 2 Warrant Agreement” means that certain Warrant Agreement for Tranche 2 Warrants to Purchase Class A Common Stock between the Company and American Stock Transfer & Trust Company, LLC, as warrant agent, dated as of November 19, 2020.

“WARN” means the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local law.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptable Confidentiality Agreement	6.03(c)(i)
Adverse Recommendation Change	6.03(b)
Agreement	Preamble
Aggregate Merger Consideration	2.03
Antitrust Division	8.01(b)
Applicable Date	4.07(a)
Board of Directors	4.02(b)
Certificates	2.03(a)(i)
Class A Common Stock	Recitals
Class B Common Stock	Recitals
Closing	2.01(b)
Company	Preamble
Company 401(k) Plan	7.03(c)
Company Board Recommendation	4.02(b)
Company Charter	4.01
Company Disclosure Documents	4.09(a)
Company Financial Advisor	4.25
Company Meeting	4.03
Company PRSUs	2.05(c)
Company RSUs	2.05(b)
Company SEC Documents	4.07(a)
Company Securities	4.05(c)
Company Stock Awards	2.05(d)
Continuation Period	7.03(a)
Company Stock Options	2.05(a)
Company Subsidiary Securities	4.06(b)
Consideration Fund	2.03(a)
D&O Insurance	7.02(d)
End Date	10.01(b)(i)

Term	Section
Effective Time	2.01(c)
e-mail	11.01
Electronic Delivery	11.11
Equity Financing	Recitals
Equity Financing Letter	Recitals
Equity Financing Source	Recitals
Existing PO	4.22(b)
Finance Lease	4.22(a)(xii)
Go-Shop Period	6.03(a)(i)
Go-Shop Period End Date	6.03(a)(i)
Indemnified Person	7.02(a)
Intervening Event	6.03(c)(ii)
IRS	4.18(c)
Lease	4.15(b)
Majority of the Minority Approval	9.03(d)
Material Contract	4.22(b)
Merger	2.01(a)
Merger Consideration	2.02(a)
Merger Sub	Preamble
Non-Party Affiliates	11.09
Opinion	4.25
Parent	Preamble
Parent 401(k) Plan	7.03(d)
Paying Agent	2.03(a)
Preferred Shares	4.05(a)
Principal Customer	4.21
Principal Supplier	4.21
Proxy Statement	4.03
Representatives	6.02
Requisite Company Vote	4.02(a)
Sanctions	4.12(b)
Shares	Recitals
Solvent	5.07
Stockholder Approval	9.01(d)
Superior Proposal	6.03(g)
Surviving Corporation	2.01(a)
Uncertificated Shares	2.03(a)(ii)
Underwriter	6.05(a)
Voting and Support Agreement	Recitals

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified.

All Exhibits, Annexes and Schedules (including the Company Disclosure Schedule) annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Applicable Law shall be deemed to refer to such Applicable Law as amended from time to time and, if applicable, to any rules, regulations or interpretations promulgated thereunder. References to any Contract are to that Contract as amended, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedule hereto, all such amendments, modifications, supplements, extensions or renewals must also be listed in the appropriate schedule or otherwise be filed as part of the Company SEC Documents. References to any Person include the successors and permitted assigns of that Person. References to a “party” or the “parties” means a party or the parties to this Agreement unless the context otherwise requires. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing and, in the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by such parties and no presumption or burden of proof will arise favoring or disfavoring any party due to the authorship of any provision of this Agreement. References to “made available” shall be deemed to include any documents available on the SEC’s EDGAR website since the Applicable Date. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.

Article 2

THE MERGER

Section 2.01. The Merger.

(a) At the Effective Time, Merger Sub shall merge (the “Merger”) with and into the Company in accordance with the DGCL, whereupon, the separate existence of Merger Sub shall cease and the Company shall be the surviving corporation as a wholly-owned Subsidiary of Parent (the “Surviving Corporation”).

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas, 77002 as soon as practicable, but in any event no later than two Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of such conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place (or by means of remote communication), at such other time or on such other date as Parent and the Company may mutually agree.

(c) At the Closing, the Company and Merger Sub shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under the DGCL.

Section 2.02. Conversion of Shares. At the Effective Time:

(a) Except as otherwise provided in Section 2.02(b) or Section 2.04, each Share outstanding immediately prior to the Effective Time (other than Shares held by Parent or Merger Sub) shall be converted into the right to receive $ 26.52 per Share in cash, without interest, (the “Merger Consideration”). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration in accordance with Section 2.03, but subject to Section 2.04.

(b) Each Share held by the Company as treasury stock (other than Shares in an Employee Plan of the Company) or by any Subsidiary of the Company immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c) Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint a United States bank and trust company reasonably acceptable to the Company as agent (the “Paying Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing Shares (the “Certificates”) or (ii) uncertificated Shares (the “Uncertificated Shares”). The Company and Parent shall enter into a Paying Agent agreement with the Paying Agent which agreement shall set forth the duties, responsibilities and obligations of the Paying Agent consistent with the terms of this Agreement and otherwise reasonably acceptable to the Company and Parent prior to the Effective Time. Immediately prior to the Effective Time, Parent shall deposit with the Paying Agent (or shall cause the Company to deposit with the Paying Agent), cash sufficient to pay the aggregate Merger Consideration (the “Aggregate Merger Consideration”) to be paid in respect of the Certificates and the Uncertificated Shares (such cash, the “Consideration Fund”). In addition, promptly after the Effective Time on the date of the Closing, Parent shall make available (or shall cause the Company to make available) as necessary cash in an amount sufficient for payment of any dividends or distributions declared, but not paid, by the Company prior to the Effective Time in respect of the Shares in accordance with this Agreement. In the event the Consideration Fund shall be insufficient to pay the Merger Consideration (including on account of any Merger Consideration returned to Parent pursuant to Section 2.03(g)), Parent shall promptly deliver, or cause to be delivered (including by causing the Company, following the Effective Time, to deliver), additional funds to the Paying Agent in an amount that is equal to the deficiency required to make such payments. Promptly after the Effective Time (and in any event within three Business Days after the Effective Time), the Company shall send, or shall cause the Paying Agent to send, to each holder of Shares at the Effective Time (other than Parent or any of its applicable Affiliates), a letter of transmittal and instructions in customary form (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent) for use in such exchange, with the form and substance of such letter of transmittal and instructions to be reasonably agreed to by Parent and the Company and prepared prior to the Effective Time.

(b) Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each such Share represented by such Certificate or for each such Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration. No interest shall be paid or shall accrue on the cash payable upon surrender of any such Shares.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent and Parent that such Tax has been paid or is not payable.

(d) The cash in the Consideration Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that any such investments shall be in short-term obligations of the United States with maturities of no more than three months or guaranteed by the United States and backed by the full faith and credit of the United States. Earnings on the Consideration Fund in excess of the amounts payable to the former Company Stockholders shall be the sole and exclusive property of the party that made available to the Paying Agent the related cash in the Consideration Fund pursuant to Section 2.03(a) and shall be paid as it directs. No investment of the Consideration Fund shall relieve any Person from promptly making the payments required by this Article 2, and following any losses from any such investment, Parent shall promptly provide (or shall cause the Company to promptly provide following the Effective Time) additional cash funds to the Paying Agent for the benefit of the applicable Company Stockholders in the amount of such losses to the extent the funds in the Consideration Fund are insufficient for such purposes, which additional funds will be deemed to be part of the Consideration Fund.

(e) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(f) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares that have been converted into the right to receive the Merger Consideration one year after the Effective Time, to the extent permitted by Applicable Law, shall be returned to the party that made available to the Paying Agent the related cash in the Consideration Fund pursuant to Section 2.03(a), upon demand, and any such holder who has not exchanged such Shares for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to such party only as general creditors of such party with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Uncertificated Shares held by them, without interest and subject to any withholding of Taxes required by Applicable Law in accordance with this Section 2.03(f). Notwithstanding the foregoing, neither Parent, the Company nor any of their Affiliates shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares that have been converted into the right to receive the Merger Consideration two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become to the extent permitted by Applicable Law the property of Parent or the Company, as applicable, free and clear of any claims or interest of any Person previously entitled thereto.

(g) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to the party that made available to the Paying Agent the related cash in the Consideration Fund pursuant to Section 2.03(a), upon demand.

Section 2.04. Dissenting Shares. Notwithstanding Section 2.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with the DGCL shall not be converted into the right to receive the Merger Consideration, but shall be entitled only to such rights as are granted by Section 262 of the DGCL, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal under Section 262 of the DGCL. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal under Section 262 of the DGCL, such Shares shall be treated as if they had been converted pursuant to Section 2.02(a) as of the Effective Time into, and shall represent only, the right to receive the Merger Consideration in accordance with Section 2.03. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares and any withdrawals of any such demands, and to the extent permitted by Applicable Law, Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, offer to settle or settle, any such demands, or agree to do any of the foregoing.

Section 2.05. Company Stock Awards. (a) At or immediately prior to the Effective Time, each option (or portion thereof) to acquire Shares granted or issued pursuant to the 2020 Plan that is vested (including those that vest in connection with the transactions contemplated by this Agreement) and outstanding immediately prior to the Effective Time (collectively, the “Company Stock Options”), shall be canceled and converted into the right to receive an amount in cash to be paid promptly following the Effective Time and in no event more than five days following the Effective Time, determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such canceled Company Stock Option by (ii) the number of Shares subject to such Company Stock Option immediately prior to the Effective Time.

(b) At or immediately prior to the Effective Time, each time-based restricted stock unit granted or issued pursuant to the 2020 Plan that is vested (including those that vest in connection with the transactions contemplated by this Agreement) and outstanding immediately prior to the Effective Time (collectively, the “Company RSUs”) shall be canceled and converted into the right to receive, at or no more than five days after the Effective Time, solely an amount in cash equal to the product of (i) the Merger Consideration and (ii) the total number of Shares subject to such Company RSU.

(c) At or immediately prior to the Effective Time, each performance-based restricted stock unit granted or issued pursuant to the 2020 Plan that is outstanding and unvested immediately prior to the Effective Time (collectively, the “Company PRSUs”), shall be deemed to vest (if at all) based on actual performance achieved as of the Effective Time with respect to the applicable performance-based vesting conditions relating to such Company PRSU and such vested number of Company PRSUs (if any) shall be canceled and converted into the right to receive, at or promptly after the Effective Time, an amount in cash equal to the product of (i) the Merger Consideration and (ii) the total number of Shares subject to such Company PRSU that are deemed vested in accordance with the foregoing based on actual performance achieved as of the Effective Time with respect to applicable performance-based vesting conditions.

(d) Prior to the Effective Time, the Company shall take all actions necessary to effectuate the treatment of the Company Stock Options, the Company RSUs and the Company PRSUs (collectively, the “Company Stock Awards”) Company Stock Awards as contemplated in this Section 2.05.

Section 2.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted. Nothing in this Section 2.06 shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 2.07. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Paying Agent, Parent, the Company, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it reasonably concludes it is required to deduct and withhold with respect to the making of such payment under the Code, under any Tax law or pursuant to any other Applicable Law. If the Paying Agent, Parent, the Company, Merger Sub or the Surviving Corporation, as the case may be, so deducts or withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Paying Agent, Parent, the Company, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 2.

Article 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated so that it reads in its entirety the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that all references therein to Merger Sub shall be automatically amended to become references to the Surviving Corporation), until further amended in accordance with Applicable Law.

Section 3.02. Bylaws. The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with Applicable Law.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation.

Article 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, and except as disclosed in any Company SEC Document filed with or furnished to the SEC and publicly available since the Applicable Date through the Business Day prior to the date of this Agreement (but excluding any general cautionary or forward-looking statements contained in the “risk factors” section or “forward-looking statements” and any other statements that are similarly cautionary, predictive or forward-looking in nature) or as set forth in the Company Disclosure Schedule (subject to Section 11.05), the Company represents and warrants to Parent and Merger Sub that:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to own, lease and operate its properties and assets and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The certificate of incorporation (the “Company Charter”) and bylaws of the Company and the Tranche 1 Warrant Agreement and the Tranche 2 Warrant Agreement filed as exhibits to the Company SEC Documents are true, correct and complete copies as of the date hereof.

Section 4.02. Corporate Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger, except for, in the case of consummation of the Merger, the affirmative vote of holders of a majority of the outstanding shares of the Company’s common stock in favor of the adoption of this Agreement (the “Requisite Company Vote”). The Requisite Company Vote is the only vote of the holders of any of the Company’s capital stock or the capital stock of any of its Subsidiaries necessary in connection with consummation of the Merger. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, the board of directors of the Company (the “Board of Directors”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and the Company Stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the requirements of the DGCL and (iii) resolved, subject to Section 6.03(f), to submit this Agreement to a vote of the Company Stockholders and recommend adoption of this Agreement by the Company Stockholders (such recommendation, the “Company Board Recommendation”). As of the date of this Agreement, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn in any way.

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and (to the extent applicable) appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, including the filing with the SEC of a proxy statement relating to the matters to be submitted to the Company Stockholders (the “Proxy Statement”) at a meeting of such holders for the purpose of adopting this Agreement and approving the Merger (including any adjournment or postponement thereof, the “Company Meeting”) and (iv) any actions or filings the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and would not, individually or in the aggregate, reasonably be expected to materially adversely affect the ability of the Company to consummate the transactions contemplated hereby.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not, assuming Stockholder Approval is obtained, (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Charter or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a breach or default or an event that, with or without notice or lapse of time or both, would constitute a violation or breach of, or give rise to any right of termination, cancellation, acceleration or other change of any rights or obligations of the Company or any of its Subsidiaries, or loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any Material Contract binding on the Company or any of its Subsidiaries, or by which they or any of their respective properties or assets may be bound or affected or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries other than Permitted Liens, except, in the case of each of clauses (ii) through (iv), as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and would not, individually or in the aggregate, reasonably be expected to materially adversely affect the ability of the Company to consummate the transactions contemplated hereby.

Section 4.05. Capitalization.

(a) The authorized capital stock of the Company consists solely of

(i) 49,000,000 shares of Class A Common Stock, (ii) 1,000,000 shares of Class B Common Stock and (iii) 5,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Shares”). As of October 15, 2021, there were outstanding 14,062,851 Shares, of which 13,750,545 Shares were Class A Common Stock and 312,306 Shares were Class B Common Stock, and no Preferred Shares. As of October 15, 2021, there were outstanding 1,543,718 Tranche 1 Warrants, and 3,859,340 Tranche 2 Warrants. The maximum number of Shares available for issuance under the 2020 Plan is 2,160,492. As of October 15, 2021, 236,302 Shares were subject to issuance upon exercise of outstanding Company Stock Options, 491,886 Shares were subject to issuance upon vesting of Company RSUs and 122,917 Shares were subject to issuance upon vesting of Company PRSUs (assuming achievement of applicable performance objectives).

(b) All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Employee Plan or Company Security will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and non-assessable and free of preemptive rights. Section 4.05(b) of the Company Disclosure Schedule contains a complete and correct list of each outstanding Company Stock Award, including the holder, type of award, and number of Shares subject thereto, and, in the case of Company Stock Options, the exercise price. Each Company Stock Award has been granted in compliance in all material respects with all applicable securities laws or exemptions therefrom and, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all requirements set forth in the applicable Employee Plan and applicable award agreements. The exercise price of each Company Stock Option is no less than the fair market value of a Share on the date of grant of such Company Stock Option.

(c) There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which Company Stockholders may vote. Except as set forth in Section 4.05(a) and for changes since December 31, 2020 resulting from the exercise of Company Stock Options outstanding on such date in accordance with the terms thereof on such date, the issuance of Shares pursuant to the settlement of Company RSUs or Company PRSUs or the exercise of Tranche 1 Warrants and Tranche 2 Warrants outstanding on such date in accordance with the terms thereof on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options, subscriptions, commitments, Contracts or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in, the Company or (iv) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or ownership interests in, the Company (the items in clauses (i) through (iv), including, for the avoidance of doubt, the Shares, being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting, registration or transfer of any Company Securities.

(d) None of the (i) Shares or (ii) Company Securities are owned by any Subsidiary of the Company.

Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers required to own, lease and operate its properties and assets and to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 4.06(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of incorporation.

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and non-assessable and not subject to any preemptive rights and is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options, subscriptions, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other voting securities of, or ownership interests in, its Subsidiaries and other than de minimis amounts of capital stock or other voting securities or ownership interests, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act.

(a) Since November 19, 2020 (the “Applicable Date”), the Company has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company (such reports, schedules, forms, statements, prospectuses, registration statements and other documents so filed or furnished since the Applicable Date, collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). No Subsidiary of the Company is, and since the Applicable Date, no Subsidiary of the Company has been, required to file any reports, schedules, forms, statements or other documents with the SEC. As of the date of this Agreement, (i) there are no outstanding or unresolved written comments from the SEC with respect to the Company SEC Documents and (ii) to the Company’s Knowledge, none of the Company SEC Documents filed on or prior to the date hereof is the subject of ongoing SEC review.

(b) As of its filing date (and as of the date of any amendment), each Company SEC Document complied as to form in all material respects with the applicable requirements of the NYSE American, the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated under the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) Since the Applicable Date, the Company and its Subsidiaries have established and maintained disclosure controls and procedures (as such term is defined in Rule 13a-15 under the 1934 Act) as required by Rule 13a-15 under the 1934 Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the Company SEC Documents that it files or submits pursuant to the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms.

(f) Since the Applicable Date, the Company and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2020, and such assessment concluded that those controls were effective. Since the Applicable Date, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered accountant has identified or been made aware of: (1) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company which would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information; or (2) any fraud, whether or not material, that involves the management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company. The Company is in compliance in all material respects with the Sarbanes-Oxley Act.

(h) The Company is, and since the Applicable Date, has been, in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE American.

(i) Since the Applicable Date, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE American, and the statements contained in any such certifications are complete and correct as of their respective dates.

Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (i) as of their respective dates of filing with the SEC complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto and (ii) fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements which are not material in the aggregate). Since the Applicable Date, the books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP in all material respects.

Section 4.09. Disclosure Documents.

(a) Each document required to be filed by the Company with the SEC including the Proxy Statement to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto (collectively, the “Company Disclosure Documents ”), when filed, will comply as to form in all material respects with the applicable requirements of the 1934 Act.

(b) The information included or incorporated by reference in the Company Disclosure Documents, will not, when filed, and in the case of the Proxy Statement (as amended or supplemented) at the time of mailing thereof to the Company Stockholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Company Disclosure Documents based upon information supplied by Parent, Merger Sub or any of their representatives or advisors specifically for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes. Since the Company Balance Sheet Date through the date hereof, (i) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business, (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (iii) none of the Company or any of its Subsidiaries has taken or agreed to take any action that, if taken after the date of this Agreement, would constitute a violation of Section 6.01.

Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, known, unknown, determined, determinable, due or to become due or otherwise, which would be required to be reflected on or reserved against a consolidated balance sheet of the Company prepared in accordance with GAAP, other than: (i) liabilities or obligations disclosed or reserved for in the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2021 included in the Company 10-Q or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business since June 30, 2021, none of which are material to the Company; (iii) liabilities or obligations arising out of or in connection with this Agreement and the transactions contemplated hereby, (iv) for performance of obligations on the part of the Company or any of its Subsidiaries pursuant to the terms of any Contract (other than liabilities or obligations due to breaches thereunder), and (v) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12. Compliance with Laws, Permits and Court Orders. (a) The Company and each of its Subsidiaries is, and since the Applicable Date has been, in compliance with, and to the Knowledge of the Company, is not under investigation with respect to, nor been threatened in writing, to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries has all Permits necessary to own, lease and operate its properties and assets and to carry on its business as now conducted, (ii) the Company and each of its Subsidiaries is in compliance with the terms and requirements of such Permits, (iii) such Permits are in full force and effect and are not subject to any pending or threatened Action by any Governmental Authority to suspend, cancel, modify, terminate or revoke any such Permit and (iv) since the Applicable Date, there has occurred no violation by the Company or any of its Subsidiaries of, default (with or without notice or lapse of time, or both) that would reasonably be expected to result in any suspension, cancellation, modification, termination or revocation of any such Permit.

(b) The Company, each of its Subsidiaries, and each of their respective directors, officers and, to the Knowledge of the Company, employees (in connection with their activities on behalf of the Company or any of its Subsidiaries), are, and since the Applicable Date have been, in compliance in all material respects with (i) the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption laws, (ii) all economic sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control or the U.S. Department of State (collectively, “Sanctions”) and (iii) all applicable export controls laws.

(c) None of the Company or any of its Subsidiaries, or any director or officer, or, to the Company’s Knowledge, any Affiliate or representative of the Company or any of its Subsidiaries, is a Person that is, or is owned or controlled by Persons that are: (i) the subject of any Sanctions or (ii) located, organized or resident in a country or region that is the subject of Sanctions (currently, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

Section 4.13. Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (1) all insurance policies of the Company and its Subsidiaries relating to the business, assets and operations of the Company and its Subsidiaries in effect as of the date of this Agreement are in full force and effect and (2) no notice of cancellation or modification has been received by the Company, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured under such insurance policies. Section 4.13 of the Company Disclosure Schedule sets forth all material insurance policies held by the Company and its Subsidiaries.

Section 4.14. Litigation. There is no Action pending against, threatened in writing against or, to the Knowledge of the Company, otherwise threatened against the Company, any of its Subsidiaries, any of their respective properties or assets, any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any of its Subsidiaries may be liable with respect thereto, before (or, in the case of threatened Actions, would be before) or by any Governmental Authority or arbitrator, that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole or would, individually or in the aggregate, reasonably be expected to materially adversely affect the ability of the Company to consummate the transactions contemplated hereby. There has not been since the Applicable Date nor are there currently any internal investigations being conducted by the Company or the Board of Directors (or any committee thereof) concerning any material allegations of fraud or malfeasance relating to financial, accounting or Tax issues that, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

Section 4.15. Properties.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have valid title to, or valid leasehold interests in, or otherwise have the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all real property and assets used in the Company’s business and reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business and in compliance with this Agreement, in each case, free and clear of all Liens other than Permitted Liens. Section 4.15(a) of the Company Disclosure Schedule sets forth a complete and correct list as of the date hereof of all material real property owned in fee by the Company or any of its Subsidiaries (including the address), and there are no outstanding options or rights of first refusal to purchase such owned real property.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a breach or default under the provisions of such Lease or permit termination, modification or acceleration by any third party thereunder, and to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Lease, in each case, other than such items, if any, that have been cured. Section 4.15(b) of the Company Disclosure Schedule sets forth a complete and correct list as of the date hereof of the address of each material parcel of real property subject to a Lease to which the Company or any of its Subsidiaries is a party and the identity of the lessor and lessee.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the plants, buildings, structures and equipment owned, leased, licensed or otherwise used or held for use by the Company or any of its Subsidiaries have no material defects and have been maintained consistent with standards generally followed in the industry (ordinary wear and tear excepted), (ii) to the Knowledge of the Company, none of the Company or any of its Subsidiaries has received any notice of any pending or threatened condemnation Action with respect to any of the real property it owns, leases, licenses or otherwise occupies and (iii) no Person leases, subleases, licenses or otherwise has the right to use or occupy any of the real property referred to in Section 4.15(a) or Section 4.15(b) other than the Company or any Subsidiary of the Company.

Section 4.16. Intellectual Property. Section 4.16 of the Company Disclosure Schedule sets forth a complete and correct list as of the date hereof of all material registrations and applications for registration of any trademarks, patents, copyrights and domain names owned or purported to be owned by the Company or any of its Subsidiaries. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries solely and exclusively own, or has a valid and enforceable license or other right to use (in each case, free and clear of any Liens other than Permitted Liens), all Intellectual Property necessary for the conduct of its business as currently conducted; (ii) all registered Intellectual Property owned or purported to be owned by the Company and its Subsidiaries is subsisting and valid and, to the Knowledge of the Company, is enforceable; (iii) to the Knowledge of the Company, neither the Company nor its Subsidiaries has infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of any Person; (iv) to the Knowledge of the Company, in the last three years, no Person has challenged, infringed, misappropriated, diluted, tarnished or otherwise violated any Intellectual Property right owned by and/or licensed to the Company or its Subsidiaries; (v) as of the date hereof, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to any Action with respect to any Intellectual Property owned, used or held for use by the Company or any of its Subsidiaries or alleging that any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates, dilutes or otherwise violates any Intellectual Property rights of any Person; (vi) the Company and its Subsidiaries have taken commercially reasonable actions to maintain, enforce and protect all Intellectual Property owned by them and none of the Intellectual Property owned by the Company or any of its Subsidiaries has been adjudged invalid or unenforceable in whole or in part; (vii) the Company and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of all Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries; (viii) the IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and, to the Knowledge of the Company, no Person has gained unauthorized access to the IT Assets (or any information or data stored therein or transmitted thereby); (ix) since its inception, there has been no failure, material substandard performance or breach of any IT Assets of the Company, its Subsidiaries or its contractors that has (x) caused any material disruption to the business and has not been resolved or (y) resulted in any unauthorized disclosure of or access to any data owned, collected or controlled by the Company or its Subsidiaries; (x) the Company and its Subsidiaries have implemented commercially reasonable backup and disaster recovery technology; (xi) the Company and its Subsidiaries have since the Applicable Date complied with all Privacy/Data Security Laws in the course of the operations of the Company and its Subsidiaries; (xii) to the Knowledge of the Company, neither the Company nor its Subsidiaries has provided or been legally required to provide any notice to data owners or any Governmental Authority in connection with any unauthorized access, use, or disclosure of Personal Information or the Company’s IT Assets; (xiii) to the Knowledge of the Company, the IT Assets (along with any other software developed by the Company or its Subsidiaries) do not contain an open source, copyleft or community source code license in a manner that (a) requires or conditions the use of such software on the disclosure, licensing or distribution of any Intellectual Property owned by the Company or its Subsidiaries, or (b) otherwise imposes any limitation, restriction or condition on the right or ability of the Company or its Subsidiaries to use, distribute or provide access to any Intellectual Property owned by the Company or its Subsidiaries; and (xiv) as of the date hereof, no claims have been asserted or threatened in writing against the Company or any of its Subsidiaries by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any Privacy/Data Security Laws, policies or procedures.

Section 4.17. Taxes.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) All Tax Returns required to be filed by Applicable Law by, or on behalf of, the Company or any of its Subsidiaries have been timely filed (taking into account valid extensions of time to file), and all such Tax Returns are true, complete and correct in all respects. The Company and each of its Subsidiaries has timely paid (or has had paid on its behalf) to the appropriate Governmental Authority all Taxes due and payable by it, whether or not shown as due on any Tax Returns.

(ii) Each of the Company and its Subsidiaries has properly and timely withheld or collected and timely paid, or is properly holding for timely payment, all Taxes required to be withheld, collected and paid over by it under Applicable Law, and the Company and each of its Subsidiaries has complied in all respects with all information reporting (and related withholding) and record retention requirements.

(iii) There is no Action now pending or, to the Company’s Knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax Return.

(iv) No Tax deficiency has been asserted against the Company or any of its Subsidiaries that has not been resolved or paid in full.

(v) There are no Liens on any of the assets of the Company or any of its Subsidiaries attributable to Taxes other than Liens for Taxes not yet delinquent.

(vi) Neither the Company nor any of its Subsidiaries has waived any statute of limitation in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes, which waiver or extension is currently in effect (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(vii) Neither the Company nor any Subsidiary of the Company (i) is, or has been, a member of any affiliated, consolidated, combined or unitary Tax group, other than a group the common parent of which is the Company, or (ii) has any liability for Taxes of any Person (other than the Company or any Subsidiary of the Company) arising from the application of Treasury Regulations Section 1.1502-6 (or any analogous provision of U.S. state or local or non-U.S. Tax law) or as a transferee or successor.

(viii) Neither the Company nor any Subsidiary of the Company will be required to include any item of income in, or to exclude any item of deduction from, taxable income from any taxable period (or portion thereof) ending after the Closing as a result of any

(i) adjustment under either Section 481(a) of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Tax law) by reason of a change in method of accounting prior to the Closing for a taxable period (or portion thereof) ending on or prior to the Closing, (ii) “closing agreement,” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or non -U.S. Tax law), entered into on or prior to the Closing, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Tax law) entered into or created on or prior to the Closing, (iv) installment sale or open transaction disposition made on or prior to the Closing, or (v) prepaid amount received on or prior to the Closing.

(ix) Section 4.17(a)(ix) of the Company Disclosure Schedule contains a complete and correct list of all jurisdictions (whether U.S. or non-U.S.) in which the Company or any of its Subsidiaries currently files any material Tax Returns.

(b) Neither the Company nor any of its Subsidiaries has entered into, or participated in, any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(c) Neither the Company nor any of its Subsidiaries has been a “distributing” corporation or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution of stock during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(d) Neither the Company nor any of its Subsidiaries has deferred any obligation to pay Taxes pursuant to the CARES Act, an executive order or any similar provision of any COVID-19 aid.

(e) Neither the Company nor any Subsidiary of the Company is a party to, or is bound by or has any obligation under any Tax Sharing Agreement (other than agreements solely by and among the Company and its Subsidiaries).

Section 4.18. Employee Benefit Plans. (a) Section 4.18(a) of the Company Disclosure Schedule contains a true and complete list of each Employee Plan that is material in any respect. All Employee Plans cover Service Providers solely located within the United States.

(b) Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains or contributes to (or has any obligation to contribute to), or has in the past six years—sponsored, maintained or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to, any plan subject to Title IV of ERISA, including any “multiemployer plan” (within the meaning of Section 3(37) of ERISA).

(c) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from, or such a letter is pending or there is time remaining in which to file an application for such determination from, the Internal Revenue Service (the “IRS”), and, to the Knowledge of the Company, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being issued or reissued.

(d) Each Employee Plan has been maintained, funded and administered in material compliance with its terms and with all Applicable Law, including ERISA, the Patient Protection and Affordable Care Act and the Code; and, except as would not reasonably be expected to result in, individually or in the aggregate, a material liability for the Company, no Action (other than routine claims for benefits) is pending against or involves or, to the Company’s Knowledge, is threatened against or threatened to involve, any Employee Plan before any arbitrator or any Governmental Authority, including the IRS and the Department of Labor.

(e) Since the Applicable Date, all returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Employee Plans have been timely filed or delivered, except as would not reasonably be expected to result in, individually or in the aggregate, a material liability for the Company. Since the Applicable Date, except as would not reasonably be expected to result in material liability for the Company, none of the Company nor any of its directors, officers, employees or agents, nor any fiduciary, trustee or administrator of any Employee Plan or trust created under any Employee Plan, has engaged in or been a party to any “prohibited transaction” as defined in Section 4975 of the Code and Section 406 of ERISA.

(f) Since the Applicable Date, all material contributions, material premiums and material payments that are due have been made for each Employee Plan within the time periods prescribed by the terms of such plan and Applicable Law, and all contributions, premiums and payments for any period ending on or before the Closing that are not due are properly accrued to the extent required to be accrued under applicable accounting principles and have been properly reflected on the Company Balance Sheet or disclosed in the notes thereto.

(g) Neither the Company nor any of its Subsidiaries has any material current or projected liability for, and no Employee Plan provides or promises, any post-retirement health, medical, hospitalization, disability, life or other retiree welfare benefits (whether insured or self-insured) to any current or former Service Provider, other than coverage which may be mandated under Applicable Law, including COBRA.

(h) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any current or former Service Provider to any material payment or benefit, including any bonus, retention or severance payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or materially increase the amount payable or trigger any other obligation under, any Employee Plan, (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Parent or any of its Affiliates, to merge, materially amend or terminate any Employee Plan or (iv) result in the payment of any amount that would not be deductible by reason of Section 280G of the Code or would be expected to be subject to an excise Tax under Section 4999 of the Code.

(i) Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including under Section 409A or 4999 of the Code.

Section 4.19. Labor Matters. (a) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement and there is no, and there has not been in the past three years any, organizational campaign, petition or other unionization activity pending, or to the Knowledge of the Company, threatened, seeking recognition of a collective bargaining unit relating to any Company Employee.

(b) Except as would not be reasonably likely to result in material liability to the Company, there are no unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority. There is no, and there has not been since the Applicable Date, any labor strike, slowdown, stoppage, picketing, material interruption of work or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries.

(c) The Company and its Subsidiaries are, and have been since the Applicable Date, in compliance with all Applicable Laws relating to labor and employment, including (i) those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, wage payment, the payment and withholding of Taxes and workers compensation and (ii) WARN, except in the case of either clause (i) or clause (ii) above, for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.20. Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) since the Applicable Date (or earlier if unresolved) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Action is pending or, to the Knowledge of the Company, is threatened by any Person relating to the Company or any of its Subsidiaries under any Environmental Law; (ii) the Company and its Subsidiaries are and since the Applicable Date have been in compliance with all Environmental Laws, and such compliance includes obtaining, maintaining, timely renewing, and complying with the terms of, all Environmental Permits; (iii) there has been no Release of any Hazardous Substance at, from, in, on, under, to or about any property currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company, and of its Subsidiaries or their respective predecessors; (iv) to the Knowledge of the Company, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under any Environmental Law; and (v) the Company has made available to Parent complete and accurate copies of all environmental assessment and audit reports and studies, in each case, that have been prepared by third parties since the Applicable Date and prior to the date hereof are in the Company’s possession, custody or control.

Section 4.21. Suppliers and Customers. Section 4.21 of the Company Disclosure Schedule sets forth a complete and accurate list of (i) the 10 largest suppliers of the Company and its Subsidiaries based on the consolidated cost of goods and services paid to such Persons by the Company and its Subsidiaries for the fiscal year ended December 31, 2020 (each, a “Principal Supplier”) and (ii) the 10 largest customers of the Company and its Subsidiaries based on revenues received from such Persons by the Company and its Subsidiaries for the fiscal year ended December 31, 2020 (each, a “Principal Customer”).

Section 4.22. Material Contracts. (a) As of the date hereof, except as set forth in Section 4.22 of the Company Disclosure Schedule or filed in a Company SEC Document since the Applicable Date, neither the Company nor any of its Subsidiaries is party to or bound by any Contract, which is in effect as of the date hereof:

(i) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the 1933 Act;

(ii) that are employment, independent contractor, consulting, severance or similar agreements under which the Company or any Company Subsidiary is or could become obligated to provide annual compensation or payments in excess of $150,000;

(iii) that (or, together with additional related Contracts with the same Person or its Affiliates) involves the payment or receipt of amounts by the Company or any of its Subsidiaries of more than $500,000 in the calendar year ended December 31, 2021 or any subsequent calendar year and that cannot be cancelled by the Company or its applicable Subsidiary without penalty or further payment on no more than ninety (90) days’ notice;

(iv) relating to any partnership, strategic alliance or joint venture that is, in any such case, material to the Company and its Subsidiaries, taken as a whole;

(v) that provides for the acquisition or disposition, directly or indirectly (by merger or otherwise) of assets or capital stock (other than acquisitions or dispositions of inventory and raw materials and supplies in the ordinary course of business) (A) for aggregate consideration under such Contract in excess of $200,000 or (B) pursuant to which the Company or its Subsidiaries has continuing material “earn-out” or other contingent payment obligations or any material indemnification obligations;

(vi) providing for indemnification by the Company or any its Subsidiaries of any officer, director or employee of the Company or any of its Subsidiaries;

(vii) that contains a put, call, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any assets or any equity interests of any Person;

(viii) that restricts or purports to restrict the ability of the Company or any of its Subsidiaries to compete with or to provide services in any line of business or with any Person or in any geographic area or market segment;

(ix) that is a Collective Bargaining Agreement;

(x) containing any swap, cap, floor, collar, futures contract, forward contract, option and any other derivative financial instrument, contract or arrangement, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever;

(xi) with (A) any beneficial owner (as defined in Rule 13d-3 under the 1934 Act) of 5% or more of any class of securities of the Company or any Company Subsidiary or (B) any Affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any of the foregoing, including any stockholders agreement, investors’ rights agreement, registration rights agreement, tax receivable agreement or similar or related Contracts;

(xii) That (A) evidences Indebtedness of the Company or any Subsidiary of the Company in excess of $500,000, (B) evidences a capitalized lease obligation that is required to be classified as a balance sheet liability of the Company in accordance with GAAP (excluding any lease obligations required to be capitalized in accordance with the Financial Accounting Standards Codification Topic 842) (each such capitalized lease obligation, a “Finance Lease”) or an obligation to pay the deferred and unpaid purchase price of property or equipment in excess of $500,000 or (C) restricts the payment of dividends or other distribution of assets by any of the Company or its Subsidiaries;

(xiii) requiring future capital expenditures by the Company or any of its subsidiaries in excess of $750,000 in the aggregate;

(xiv) that is the subject of any Action individually in excess of $250,000 and under which there are outstanding obligations (including settlement agreements) of the Company or any of its Subsidiaries;

(xv) that is material and to which any Principal Supplier or Principal Customer is a party, in each case, that has a term of more than 90 days and that may not be terminated by the Company or any of its Subsidiaries (without penalty) within 90 days after the delivery of a termination notice.

(b) The Company has made available to Parent prior to the date hereof a complete and correct copy (in all material respects) of each Contract listed or required to be listed in Section 4.22(a) of the Company Disclosure Schedule (each, a “Material Contract”). Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Material Contracts and each purchase or work order pursuant to which the Company is currently performing hydraulic fracturing services for a customer (an “Existing PO”) is valid, binding and in full force and effect and (ii) since the Applicable Date, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party to a Material Contract or Existing PO, has breached or violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a breach or default under the provisions of such Material Contract or Existing PO, and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Material Contract or Existing PO.

Section 4.23. Affiliate Transactions. Neither the Company nor any Subsidiary of the Company is a party to any Contract or other transaction, agreement or binding arrangement or understanding between the Company or its Subsidiaries, on the one hand, and any Affiliates thereof (other than wholly owned Subsidiaries of such Person) on the other hand, in each case, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1934 Act except as have been so disclosed.

Section 4.24. Finders’ Fees. Other than to the Company Financial Advisor in accordance with the terms of the engagement letters provided to Parent prior to the date hereof, neither the Company nor any of its Subsidiaries is obligated to pay any fee or commission to any financial advisor, broker, finder or other intermediary in connection with the transactions contemplated by this Agreement. The Company has made available to Parent prior to the date hereof a complete and accurate copy of all agreements pursuant to which the Company Financial Advisors are entitled to any fees, expenses or indemnification in connection with any of the transactions contemplated by this Agreement.

Section 4.25. Opinion of Financial Advisor. The Board of Directors has received the opinion (the “Opinion”) of Ducera Securities LLC (the “Company Financial Advisor”), to the effect that, as of the date of the Opinion and based on and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received by the holders of Shares (other than Shares held by Parent or its Affiliates and Shares held by the Company as treasury stock or by any Subsidiary of the Company) is fair, from a financial point of view, to such holders. The Company shall deliver a true and complete written copy of the Opinion to Parent solely for informational purposes after the execution of this Agreement. Parent and Merger Sub acknowledge and agree that the Opinion may not be relied upon by Parent or Merger Sub or any director, officer or employee thereof and that the Opinion may not be distributed by Parent or Merger Sub to any third party without the prior consent of the Company Financial Advisor.

Section 4.26. Antitakeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub contained in the last two sentences of Section 5.04 (disregarding any Knowledge qualifier therein) and Section 5.08 and compliance by Parent with the covenants contained in Section 7.04(b), no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar antitakeover statute or regulation or any antitakeover provision in the Company Charter or the Company’s bylaws is applicable to the Company, Parent, Merger Sub, the Shares, this Agreement, the Merger or the other transactions contemplated by this Agreement. Assuming the accuracy of the representations and warranties of Parent and Merger Sub contained in the last two sentences of Section 5.04 (disregarding any Knowledge qualifier therein) and in Section 5.08 and compliance by Parent with the covenants contained in Section 7.04(b), prior to the date of this Agreement, the Board of Directors has taken all action necessary to render the Rights Agreement inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, and no antitakeover provision in the Rights Agreement is applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. Other than the Rights Agreement and as set forth in the Amended and Restated Certificate of Incorporation of the Company, there is no rights agreement, stockholder rights plan, tax preservation plan, net operating loss preservation plan or “poison pill” antitakeover plan in effect to which the Company or any of its Subsidiaries is subject, party to or otherwise bound. Assuming the accuracy of the representations and warranties of Parent and Merger Sub contained in the last sentence of Section 5.04 and in Section 5. 08 and compliance by Parent with the covenants contained in Section 7.04(b), the Company has taken all action necessary to exempt the Merger, the execution, delivery and performance of this Agreement and the Voting and Support Agreements and the transactions contemplated hereby and thereby from Section 203 of the DGCL and the Rights Agreement.

Section 4.27. No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Agreement (or in any certificate delivered by the Company pursuant hereto), each of Parent and Merger Sub acknowledges that neither the Company nor any Person acting on its behalf makes any other express or any implied representations or warranties in this Agreement with respect to (i) the Company or its Subsidiaries, any of their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to the Company or its Subsidiaries or (ii) the accuracy or completeness of any documentation, forecasts or other information provided by the Company or any Person acting on any of their behalf to Parent or Merger Sub, any Affiliate of Parent or any Person acting on any of their behalf and the Company hereby disclaims any such representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Sub, or any of their Representatives or Affiliates of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing. Each of Parent and Merger Sub also acknowledges and agrees that the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Sub or their respective Representatives or Affiliates.

Article 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Sub is a limited liability company or corporation, as applicable, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has all corporate or limited liability company powers, as applicable, required to own, lease and operate its properties and assets and carry on its business as now conducted. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business prior to the date hereof, and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation or pursuant to this Agreement, the Merger and the other transactions contemplated hereby or in connection with arranging any financing required to consummate the transactions contemplated hereby.

Section 5.02. Corporate Authorization. Each of the Company and Merger Sub has all requisite limited liability company or corporate power and authority, as applicable, to perform its obligations hereunder and consummate the Merger, subject to, in the case of the consummation of the Merger, the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the corporate powers of Parent and Merger Sub and have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject to, in the case of the consummation of the Merger, the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or Permit from or filing by or with respect to Parent or Merger Sub with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State (to the extent applicable) and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws, and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws or the comparable organizational documents of Parent or Merger Sub, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in a violation or breach of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any payment or notice to, or consent or other action by any Person under, constitute a breach or default or an event that, with or without notice or lapse of time or both, would constitute a violation or breach of, or give rise to any right of termination, suspension, cancellation, acceleration or any other change of any rights or obligations of Parent or any of its Subsidiaries, or loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any material Contract binding on Parent or any of its Subsidiaries or by which they or any their respective properties or assets may be bound or affected or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, except, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Affiliates beneficially hold a number of shares that is below the Specified Percentage (as defined in the Rights Agreement). To Parent’s Knowledge, Parent is not a Related Person.

Section 5.05. Disclosure Documents. The information with respect to Parent and any of its Subsidiaries that Parent supplies to the Company specifically for use in any Company Disclosure Document, at the time of the filing of such Company Disclosure Document or any amendment or supplement thereto and at the time of any distribution or dissemination thereof, and, in the case of the proxy statement, at the time of the Company Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.06. Finders’ Fees. Other than Piper Sandler & Co., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.07. Solvency. Assuming the accuracy of the representations and warranties set forth in Article 4 of this Agreement and after giving effect to the transactions contemplated by this Agreement—including the Financing—the Surviving Corporation on a consolidated basis will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For purposes of this Agreement, “Solvent” when used with respect to any Person, means that such Person (a) has property with fair value greater than the total amount of its debts and liabilities, contingent, subordinated or otherwise (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability), (b) has assets with present fair salable value not less than the amount that will be required to pay its debts as they become absolute and matured, (c) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (d) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which they have unreasonably small capital.

Section 5.08. Ownership of Common Stock. As of the date hereof, an affiliate of Parent beneficially owns 2,750,000 shares of Class A Common Stock and is the sole record and beneficial owner of all of such Shares and has, and will have at all times prior to the Closing or the termination of this Agreement, the sole right to vote and direct the vote of, and to dispose of and direct the disposition of such Shares, except as set forth herein or pursuant to any applicable restrictions on transfer under the 1933 Act. Neither Parent nor any of its Affiliates owns beneficially or of record any other securities of the Company.

Section 5.09. No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Agreement, the Company acknowledges that neither Parent, Merger Sub nor any Person acting their behalf makes any other express or any implied representations or warranties in this Agreement with respect to (i) Parent or any of the Parent Subsidiaries, any of their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to Parent or the Parent Subsidiaries or (ii) the accuracy or completeness of any documentation, forecasts or other information provided by Parent or any Person acting on its behalf to the Company, any Affiliate of the Company or any Person acting on its behalf and each of Parent and Merger Sub hereby disclaim any such representation or warranty, whether by or on behalf of Parent or Merger Sub, and notwithstanding the delivery or disclosure to the Company or any of its Representatives or Affiliates of any documentation or other information by Parent or Merger Sub or any of their respective Representatives or Affiliates with respect to any one or more of the foregoing.

Article 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of the Company. During the period from the date hereof until the Effective Time, ((v) except as expressly contemplated by this Agreement, (w) with the prior written consent of Parent in each instance (which consent, with respect to clauses (e), (f), (l), (m), (o), (p) or (r) shall not be unreasonably withheld, conditioned or delayed), (x) as may be required by Applicable Law or the extent necessary to comply with any obligation under any Contracts made available to Parent on or prior to the date of this Agreement, (y) as set forth in Section 6.01 of the Company Disclosure Schedule or (z) for any action taken, or omitted to be taken, in order to comply with any COVID-19 Measures or any other COVID-19 Responses, provided that prior to taking any actions in reliance on this clause (z), which would otherwise be prohibited by any provision of this Section 6.01, the Company shall use commercially reasonable efforts to provide advance notice to and consult with Parent in good faith with respect thereto), (1) the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business and, to the extent consistent therewith, use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all necessary Permits, (iii) keep available the services of its directors, officers and Key Employees on commercially reasonable terms and (iv) preserve satisfactory business relationships with Governmental Authorities, Principal Customers, Principal Suppliers, and others having material business relationships with it, and (2) the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend or otherwise change its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) enter into any new line of business outside the existing business of the Company and its Subsidiaries as of the date of this Agreement;

(c) (i) adjust, split, combine, subdivide or reclassify any shares of its capital stock, (ii) declare, authorize, establish a record date for, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (including any Shares), except for dividends by any of its wholly-owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any shares of its capital stock (including any Shares), Company Securities or any Company Subsidiary Securities or otherwise take any action that results in a reduction in the number of outstanding Shares;

(d) (i) issue, deliver, sell, dispose, encumber, grant, confer, award or authorize the issuance, delivery, sale, disposal, encumbrance, grant, conferral or award of, any shares of any Company Securities (including under the 2020 Plan) or Company Subsidiary Securities, other than the issuance of (A) any Shares upon the exercise of Company Stock Options, that are outstanding on the date of this Agreement in accordance with the terms of those Company Stock Options or purchase rights on the date of this Agreement, (B) any Shares upon the vesting or settlement of any Company RSUs or Company PRSUs or the exercise of any Tranche 1 Warrants or Tranche 2 Warrants, in each case, that are outstanding on the date of this Agreement in accordance with their terms on the date of this Agreement and (C) any Company Subsidiary Securities to the Company or any other wholly-owned Subsidiary of the Company or (ii) amend or otherwise change any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(e) except in connection with the prompt response to any accident or emergency, incur any capital expenditures or any obligations or liabilities in respect thereof, other than in the ordinary course of business;

(f) make any acquisition of (including by merger, consolidation or acquisition of stock or assets or otherwise) any Person or any division or portion thereof, acquire any assets other than (i) any capital expenditures not prohibited by Section 6.01(e), (ii) other acquisitions that do not exceed $250,000 individually or $500,000 in the aggregate or (iii) inventory, supplies, parts, raw materials and consumables; or otherwise merge, consolidate or amalgamate with any other Person;

(g) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(h) sell, lease, license or otherwise transfer, or dispose of, mortgage, sell and lease back or otherwise or create or incur any Lien on, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses or other interests therein whether tangible or intangible (including securitizations) (other than Intellectual Property) that is material to the Company and its Subsidiaries, taken as a whole, other than (i) sales of inventory in the ordinary course of business or otherwise or sales of or disposals of obsolete or worthless assets at the end of their scheduled retirement, (ii) pursuant to Contracts in effect on the date hereof, (iii) Permitted Liens and (iv) transfers among the Company and its wholly owned Subsidiaries, or among the wholly owned Subsidiaries of the Company;

(i) sell, assign, license, sublicense, transfer, convey, abandon, incur any Lien other than Permitted Liens on or otherwise dispose of or fail to maintain, enforce or protect any material Intellectual Property owned, used or held for use by the Company or any of its Subsidiaries (except for non-exclusive licenses or sublicenses of Intellectual Property granted by the Company or any of its Subsidiaries in the ordinary course of business);

(j) make any loans, advances or capital contributions to, or investments in, any other Person, other than in a wholly owned Company Subsidiary, investments in short term marketable securities and cash equivalents, and advances to employees in respect of travel or other related business expenses in the ordinary course of business;

(k) create, incur, assume, suffer to exist, provide any guarantee of or otherwise become liable with respect to any, or repay, redeem, repurchase or otherwise retire any Indebtedness or Finance Lease obligation (other than as required by its terms), other than (i) draws under the Company’s existing revolving credit facility in the ordinary course of business not in excess of $1,000,000 and repayments of amounts under such facility, (ii) any intercompany Indebtedness and (iii) with respect to letters of credit or bank guarantees in the ordinary course of business;

(l) (i) other than in the ordinary course of business, materially amend or modify or terminate any Material Contract, or any Contract that would constitute a Material Contract if it were in effect on the date of this Agreement, except the expiration or renewal of any Material Contract in accordance with its terms, (ii) renew or enter into any Material Contract described in clauses (a)(ii), (iv), (vi), (vii), (viii), (ix), (x) or (xi) of Section 4. 22(a), or (iii) other than in the ordinary course of business otherwise waive, release, relinquish or assign any material rights, claims or benefits of the Company or any of its Subsidiaries under any Material Contract; provided that any action that would be permitted by clauses (k) or (m) of this Section 6.01 will be permitted under this clause (l) to the extent relating to a Material Contract related thereto;

(m) except as required by the terms of any Employee Plan as in effect on the date hereof or Applicable Law, (i) with respect to any current or former Service Provider, (A) grant or increase any compensation, bonus, severance, retention, change in control, termination pay, welfare or other benefits except for increases in base compensation or wages, per diems, travel pay and similar amounts, in each case, of not more than 10% over levels prior to any adjustment for the COVID-19 pandemic for Service Providers who are not Key Employees, (B) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any equity or equity-based awards held by, any current or former Service Provider or (C) enter into or materially amend any employment, consulting, severance, retention, change in control, termination pay, retirement, deferred compensation, transaction bonus or similar agreement or arrangement,

(ii) establish, adopt, enter into or materially amend any Employee Plan or Collective Bargaining Agreement, except for any amendment that does not materially increase costs above the amount of costs immediately prior to such amendment, (iii) recognize any new union, works council or similar employee representative with respect to any current or former Service Provider, (iv) establish, adopt or enter into any material plan, agreement or arrangement, or otherwise commit, to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including under Section 409A or Section 4999 of the Code, (v) hire any employees who would be Key Employees other than to fill vacancies as of the date hereof or that arise due to terminations of employment or (vi) terminate the employment of any Key Employee other than for cause;

(n) change the Company’s fiscal year or, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, methods of accounting;

(o) (i) settle, release, waive, discharge or compromise, or offer or propose to settle, release, waive, discharge or compromise, (A) any Action or threatened Action (excluding any Action or threatened Action relating to Taxes) involving or against the Company or any of its Subsidiaries that results in a payment obligation (net of insurance proceeds) of the Company or any of its Subsidiaries in excess of $100,000 individually or $250,000 in the aggregate, or that imposes any material restrictions or limitations upon the operations or business of the Company or any of its Subsidiaries or equitable or injunctive remedies or the admission of any criminal wrongdoing or (B) any Action or threatened Action (excluding any Action or threatened Action relating to Taxes) that relates to the transactions contemplated hereby or (ii) initiate or commence any Action outside the ordinary course of business that would be materially adverse to the Company and its Subsidiaries;

(p) make or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any Tax Return, file a claim for a material Tax refund, enter into any closing agreement with respect to Taxes, settle or compromise any Action relating to material Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, or surrender any right to claim a material Tax refund or offset or other material reduction in Tax liability;

(q) (i) take any action that would reasonably be expected to result in the cancellation of existing material insurance policies or insurance coverage of the Company or any of its Subsidiaries or (ii) fail to use commercially reasonable efforts to maintain in full force and effect existing material insurance policies (or substantially similar replacements thereto); provided that in the event of a termination, cancellation or lapse of any material insurance policy, the Company shall use commercially reasonable efforts to promptly obtain replacement policies providing substantially comparable insurance coverage with respect to the material assets, operations and activities of the Company and its Subsidiaries as currently in effect as of the date hereof;

(r) grant any refunds, credits, rebates or other allowances to any customer, supplier or vendor other than in the ordinary course of business; or

(s) agree, resolve or commit to do any of the foregoing.

Section 6.02. Access to Information. From the date hereof until the Effective Time, and subject to Applicable Law, upon reasonable notice during normal business hours, the Company shall (and shall cause its Subsidiaries to) use commercially reasonable efforts to (i) subject to reasonable logistical restrictions as a result of COVID-19 or any COVID-19 Measures, give Parent, its officers, directors, employees, investment bankers, attorneys, lenders, underwriters, accountants, consultants or other agents, advisors or other representatives (“Representatives”) reasonable access to the Company’s Representatives and its offices, properties, assets, books, records, work papers and other documents (including existing financial and operating data) related to the Company and its Subsidiaries and (ii) furnish to Parent and its Representatives such existing information as such Persons may reasonably request within a reasonable time of such request, including, at Parent’s expense, copies of such existing information; provided, that neither the Company nor any of its Subsidiaries shall be required to provide access or disclose information where such access or disclosure (x) would, in each case, upon the advice of legal counsel, jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or violate any Applicable Law or Contract, or (y) relates to any Acquisition Proposal (unless such information is required to be disclosed in accordance with Section 6.03). Notwithstanding the foregoing, Parent shall not (A) have access to personnel records of the Company or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information which is sensitive or the disclosure of which could subject the Company or any of its Subsidiaries to risk of liability, or (B) conduct or cause to be conducted any sampling, testing or other invasive investigation of the air, soil, soil gas, surface water, groundwater, building materials or other environmental media at any real property or facility owned, leased or operated by the Company or any of its Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Notwithstanding the foregoing, in the case of any information that in the reasonable, good faith judgement of the Company is competitively sensitive, such information shall be provided to Parent pursuant to a “clean room” arrangement agreed between the parties that is intended to permit the sharing of such information in compliance with Applicable Laws. The information provided pursuant to this Section 6.02 shall be kept confidential by the recipient thereof in accordance with the Confidentiality Agreement. The Confidentiality Agreement shall terminate as of the Effective Time.

Section 6.03. Go-Shop; No Solicitation; Other Offers.

(a) Go-Shop.

(i) During the period (the “Go-Shop Period”) commencing on the date of this Agreement and ending at 11:59 p.m. (New York City time) on the day that is 45 days after the date of this Agreement (the “Go-Shop Period End Date”), the Company and its Representatives and Subsidiaries shall be permitted to, directly or indirectly, (x) solicit, initiate, propose, encourage and facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal and (y) engage in discussions and negotiations with, and furnish non -public information relating to the Company and its Subsidiaries and afford access to the personnel, business, properties, assets, information, work papers and books and records of the Company and its Subsidiaries to any Third Party in connection with an

Acquisition Proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to an Acquisition Proposal; provided that prior to furnishing such information or affording such access, (I) the Company has entered into an Acceptable Confidentiality Agreement with such Third Party and (II) the Company has previously provided or made available (or substantially concurrently provides or makes available) such information to Parent. Notwithstanding anything in this Section 6.03(a) to the contrary, the Company shall not, and shall not permit its Subsidiaries to, reimburse or agree to reimburse the expenses of any Third Party (other than the Company’s Representatives) in connection with an Acquisition Proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to an Acquisition Proposal.

(ii) On the Go-Shop Period End Date: (A) the Company shall, and shall cause each of its Representatives and Subsidiaries to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Third Party (other than Excluded Parties) relating to any Acquisition Proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to an Acquisition Proposal; and (B) the Company shall as promptly as possible request that each Third Party (other than any Excluded Party) that has previously executed a confidentiality or similar agreement in connection with its consideration of an Acquisition Proposal to return to the Company or destroy any non-public information previously furnished or made available to such Third Party or any of its Representatives by or on behalf of the Company or its Representatives in accordance with the terms of the confidentiality agreement in place with such Third Party.

(iii) As promptly as reasonably practicable following the determination by the Board of Directors that a Third Party is an Excluded Party and in any event no later than the earlier of (A) three Business Days after such determination and (B) the Go-Shop Period End Date: the Company shall deliver to Parent a written notice setting forth: (i) the identity of each Excluded Party; and (ii) a reasonably detailed summary of the material terms and conditions of the pending Acquisition Proposal made by such Excluded Party (it being understood that price per share, transaction structure, to the extent part of the Acquisition Proposal, closing conditions, and financing provisions shall be considered material terms of any such pending Acquisition Proposal).

(b) General Prohibitions. From and after the Go -Shop Period End Date until the earlier to occur of the time Stockholder Approval and, unless the Company has waived the condition set forth in Section 9.03(d), the Majority of the Minority Approval are obtained or the date of termination of this Agreement in accordance with Article 10, neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize any of its or their Representatives to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into, engage in or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books, records, work papers and other documents related to the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or assist, participate in, knowingly facilitate or knowingly encourage any effort by any Third Party that, to the Company’s Knowledge, is seeking to make, or has made, an Acquisition Proposal (other than to state the terms of this Agreement prohibit such discussion), (iii) (A) qualify, withdraw or modify in a manner adverse to Parent or Merger Sub, or propose publicly to qualify, withdraw or modify in a manner adverse to Parent or Merger Sub the Company Board Recommendation, (B) adopt, endorse, approve or recommend, or propose publicly to adopt, endorse, approve or recommend, any Acquisition Proposal, or resolve to take any such action, (C) publicly make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Board of Directors of the type contemplated by Rule 14d-9(f) under the 1934 Act; (D) other than with respect to a tender or exchange offer described in clause (C), following the date any Acquisition Proposal or any material modification thereto is first publicly announced, fail to issue a press release reaffirming the Company Board Recommendation within ten Business Days after a request by Parent to do so or (E) fail to include the Company Board Recommendation in the Proxy Statement when disseminated to the Company Stockholders (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), or (iv) enter into any agreement in principle, letter of intent, indication of interest, term sheet, merger agreement, acquisition agreement, option agreement or other Contract relating to an Acquisition Proposal. It is agreed that any violation of the restrictions on the Company set forth in this Section by any Subsidiary of the Company or any Representative of the Company or any of its Subsidiaries, in the case of Representatives, (x) acting at the direction or (y) to the Knowledge of the Company, provided that the Company did not direct such Representatives to cease violating such restrictions reasonably promptly after acquiring such Knowledge, shall be a breach of this Section 6.03(b) by the Company.

(c) Exceptions. Notwithstanding Section 6.03(b) and without limiting Section 6.03(a), at any time prior to obtaining Stockholder Approval and, unless the Company has waived the condition set forth in Section 9.03(d), the Majority of the Minority Approval:

(i) the Company, directly or indirectly through its Representatives, may (A) engage in discussions with (x) any Excluded Party and its Representatives or (y) any Third Party (which may include a Third Party that the Company engaged with during the Go-Shop Period) and its Representatives that, in each case of this clause (y), has made after the Go-Shop Period End Date a written Acquisition Proposal that did not result from a material breach of Section 6.03 if and only to the extent that the Board of Directors determines in good faith, after consultation with outside legal counsel and its independent financial advisor, that such Acquisition Proposal is or is reasonably likely to lead to a Superior Proposal and (B) furnish to any such Excluded Party or Third Party and their Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with such Excluded Party or Third Party and/or such Representatives with terms not materially less favorable to the Company than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”); provided that (i) such confidentiality agreement may contain a less restrictive or no standstill restriction, in which case the Confidentiality Agreement shall be deemed to be amended to contain only such less restrictive provision, or to omit such provision, as applicable, and (ii) all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, promptly (and in any event within 24 hours) following the time it is provided or made available to such Excluded Party or Third Party and/or such other Representatives;

(ii) subject to compliance with Section 6.03(f), the Board of Directors may make an Adverse Recommendation Change (A) in connection with a Superior Proposal or (B) in response to events, changes or developments in circumstances that are material to the Company and its Subsidiaries, taken as a whole, that were not known to or reasonably foreseeable by the Board of Directors as of or prior to the date hereof and becomes known to the Board of Directors after the date hereof and prior to the time of obtaining Stockholder Approval and, unless the Company has waived the condition set forth in Section 9.03(d), the Majority of the Minority Approval (an “Intervening Event”); provided that in no event shall any of the following constitute or contribute to an Intervening Event: (x) the Company and its Subsidiaries meeting or exceeding any internal or published budgets, projections, forecasts or predictions of financial performance for any period (however the underlying reasons for such changes may constitute an Intervening Event to the extent such underlying reasons are not excluded from the definition of “Intervening Event” in this Section 6.03(c)(ii)), or (y) changes in the market price or trading volume of the Shares or any change in credit rating, in and of itself (however the underlying reasons for such changes may constitute an Intervening Event to the extent such underlying reasons are not excluded from the definition of “Intervening Event” in this Section 6.03(c)(ii)), or (z) the receipt, existence or terms of any Acquisition Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to an Acquisition Proposal; and

(iii) subject to compliance with the procedures set forth in Section 6.03(f) and Section 10.01(d)(i), the Company may terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal;

in each case, referred to in the foregoing clauses (i), (ii) and (iii) only if the Board of Directors determines in good faith, after consultation with outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties under Delaware law.

(d) In addition, nothing contained herein shall prevent the Board of Directors from (i) complying with Rule 14e-2(a) or Rule 14d-9 under the 1934 Act or (ii) making any disclosure to the Company Stockholders if the Board of Directors determines in good faith, after consultation with the outside legal counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties under Delaware law; provided, that any such disclosure referred to in clause (i) or (ii) that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless (x) the Board of Directors expressly reaffirms the Company Board Recommendation in or in connection with such disclosure or (y) such disclosure is a “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the 1934 Act; provided, further, that this Section 6.03(d) shall not be deemed to permit the Board of Directors to make an Adverse Recommendation Change except, in each case, to the extent permitted by Section 6.03(f).

(e) From and after the Go-Shop Period End Date and until the earlier to occur of the time of obtaining Stockholder Approval and, unless the Company has waived the condition set forth in Section 9.03(d), the Majority of the Minority Approval or the date of termination of this Agreement in accordance with Article 10, the Company shall notify Parent promptly (but in no event later than 48 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries for the purpose of facilitating the submission of an Acquisition Proposal or request for access to the business, properties, assets, books, records, work papers or other documents relating to the Company or any of its Subsidiaries by any Third Party that, to the Company’s Knowledge, has made such request for the purpose of facilitating the submission of an Acquisition

Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal. The Company shall keep Parent reasonably informed, on a reasonably prompt basis upon Parent’s request, of the status of any such Acquisition Proposal. Any material amendment to any Acquisition Proposal, as reasonably determined by the Company in good faith, will be deemed to be a new Acquisition Proposal for purposes of the Company’s compliance with this Section 6.03(e).

(f) The Board of Directors shall not make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 10.01(d)(i), unless (i) the Company notifies Parent in writing, at least three Business Days before taking that action, of its intention to do so, specifying in reasonable detail the reasons for such Adverse Recommendation Change and/or such termination (which notice shall not constitute an Adverse Recommendation Change or termination), attaching (A) in the case of an Adverse Recommendation Change to be made in connection with a Superior Proposal or a termination of this Agreement pursuant to Section 10.01(d)(i), the most current version of the proposed agreement under which a Superior Proposal is proposed to be consummated and the identity of the third party making the Acquisition Proposal, or (B) in the case of an Adverse Recommendation Change to be made pursuant to an Intervening Event, a reasonably detailed description of the reasons for making such Adverse Recommendation Change, (ii) the Company has negotiated, and has caused its Representatives to negotiate, reasonably and in good faith with Parent during such notice period any revisions to the terms of this Agreement that Parent proposes and has not withdrawn in response to such Superior Proposal and that would be binding on Parent if accepted by the Company and (iii) following the end of such notice period, the Board of Directors shall have determined, in consultation with outside legal counsel and its independent financial advisor, and giving due consideration to such revisions proposed by Parent, that (A) in the case of an Adverse Recommendation Change to be made in connection with a Superior Proposal or a termination of this Agreement pursuant to Section 10.01(d)(i), such Superior Proposal would nevertheless continue to constitute a Superior Proposal (assuming such revisions proposed by Parent and not withdrawn were to be given effect) (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company; provided that for the purposes of such new notification the reference to “three Business Days” in Section 6.03(f)(i) shall be deemed to be “two Business Days”) and (B) in the case of an Adverse Recommendation Change to be made pursuant to an Intervening Event, such Intervening Event would nevertheless necessitate the need for such Adverse Recommendation Change (it being understood and agreed that any material change to the facts and circumstances relating to such Intervening Event shall require a new written notification from the Company; provided that for the purposes of any such new notification the reference to “three Business Days” in Section 6.03(f)(i) shall be deemed to be “two Business Days”), and in either case, the Board of Directors determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under Delaware law.

(g) For purposes of this Agreement, “Superior Proposal” means any bona fide and, with respect to any Acquisition Proposal received after the Go-Shop Period, unsolicited written Acquisition Proposal (substituting the term “50%” for the term “20%” in each instance where such term appears therein) that the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and legal, financial, regulatory and other aspects of such proposal, including conditions to consummation (including whether such transaction is reasonably likely to be consummated without undue delay relative to the transactions contemplated by this Agreement and whether financing, if a cash transaction (whether in whole or in part), is then fully committed by a reputable financing source or reasonably determined to be available by the Board of Directors), are more favorable to the Company Stockholders than as provided hereunder (taking into account any revisions proposed by Parent and not withdrawn to amend the terms of this Agreement pursuant to Section 6.03(f)).

Section 6.04. (Reserved).

Section 6.05. Financing Cooperation.

(a) To assist Parent in its financing efforts, the Company agrees to use its commercially reasonable efforts to cooperate with any Offering as may be reasonably requested by Parent or with the arrangement of the Financing as may be reasonably requested by Parent and is necessary and customary for financings of the type contemplated in connection with the arrangement of the Financing, including, in each case (subject in each case to Section 6.05(b) below), by (i)(A) preparing and providing to Parent, its Financing Sources and the underwriters in connection with the Offering (an “Underwriter”), as promptly as reasonably practicable after Parent’s written request therefor, customary and reasonably available financial and other information with respect to the Company and each of its Subsidiaries and the transactions contemplated hereby and by the Financing, including (x) audited consolidated annual financial statements of the Company and (y) unaudited interim consolidated financial statements of the Company (which shall have been reviewed by the independent accountants for the Company as provided in Statement on Auditing Standards No. 100) and (B) providing as promptly as reasonably practicable after Parent’s written request therefor any information with respect to the Company and its Subsidiaries reasonably necessary to assist Parent with the preparation of customary pro forma financial statements that meet the requirements of Regulation S-X and all other applicable accounting rules and regulations of the SEC promulgated thereunder and required to be included in a Registration Statement on Form S-3 under the 1933 Act or reasonably and customarily required by the Financing Sources or Underwriters to be included in any offering documents; provided, that notwithstanding anything to the contrary in this Section 6.05, nothing will require the Company to provide (or be deemed to require the Company to provide) any (1) pro forma financial statements; (2) description of all or any portion of the Financing, including any “description of notes”, and other information customarily provided by financing sources or their counsel; (3) risk factors relating to all or any component of the Financing; (4) “segment” financial information or (5) any Compensation Discussion and Analysis or other information required by Item 402 of Regulation S -K under the 1933 Act or any other information customarily excluded from offering documents for the type of financing contemplated by the Financing, (ii) using commercially reasonable efforts to cause the Company’s independent accountants to reasonably cooperate with the Financing Sources or Underwriters in a manner consistent with their customary practice and to participate in customary auditor due diligence calls and provide customary accountants’ “comfort letters” (including customary “negative assurances”) (it being understood that the comfort letters delivered in connection with the Company’s public offerings shall be deemed to be customary for purposes of this Section 6.05) and customary consents to the inclusion of audit reports in connection with the Financing if historical financial statements or other financial information of the Company are included in any offering documents for the Financing, (iii) providing reasonable cooperation with customary syndication or other marketing efforts, or a customary offering, by Parent for all or any portion of the Financing or the Offering, including reasonable access to documents and other information in connection with customary due diligence investigations and causing its management team, with appropriate seniority and expertise, to assist in a reasonable number of meetings and presentations (which, in the Company’s discretion, may be in the form of virtual meetings, video calls or conference calls) with Financing Sources or Underwriters and ratings agencies, in each case, on reasonable advance notice during normal business hours, (iv) upon reasonable advance notice and during normal business hours, providing customary and reasonably necessary assistance to Parent (including by causing its management team, with appropriate seniority and expertise), to participate in a reasonable number of meetings and presentations (which, in the Company’s discretion, may be in the form of virtual meetings, video calls or conference calls and shall be during normal business hours) in the preparation of offering documents for the Financing or the Offering, (v) furnishing Parent at least four Business Days prior to the date of the Closing with all customary documentation and other information under applicable “know your customer” and anti-money laundering rules and regulations and under the USA Patriot Act of 2001 reasonably required and reasonably requested in writing by the parties acting as lead arrangers for, or lenders under, the Financing or the Underwriters to the Company at least ten days prior to the date of the Closing, (vi) providing reasonable facilitation (through providing and executing customary agreements, documents or certificates) of the pledge and perfection of liens and security interests in connection with the Financing, as may be reasonably requested by Parent (provided that no obligation under any such document or agreement will take effect on or prior to the Closing) and (vii) otherwise providing cooperation that is customary and reasonable in connection with the marketing efforts of Parent, the Financing Sources and any Underwriters.

(b) Notwithstanding the foregoing, nothing in this Section 6.05 shall require the Company or any of its Subsidiaries to: (i) take any action in respect of the Financing or an Offering to the extent that such action would cause any condition to Closing set forth in Article 9 or any condition set forth in Article 9 to fail to be satisfied by the End Date or the Effective Time, as applicable, or otherwise result in a breach of this Agreement by the Company; (ii) take any action in respect of the Financing or an Offering that would conflict with or violate the Company’s or any if its Subsidiaries’ organizational documents or any Applicable Law, or result in the contravention of, or violation or breach of, or default under, any Contract to which the Company or any of its Subsidiaries is a party; (iii) take any action to the extent such action would (A) unreasonably interfere with the business or operations of the Company or its Subsidiaries or (B) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated; (iv) execute and deliver any letter, Contract, registration statement, document or certificate in connection with the Financing or take any corporate action that is not contingent on, or that would be effective prior to, the occurrence of the Closing, it being agreed that the foregoing shall not apply to the inclusion of customary acquiree financial and related information in a registration statement or prospectus prior to Closing and cooperation in connection therewith; (v) pay any commitment fee or other fee or payment to obtain consent or incur any liability with respect to or cause or permit any Lien to be placed on any of their respective assets in connection with the Financing prior to the date of the Closing; (vi) provide access to or disclose information where the Company determines that such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege or contravene any Applicable Law or Contract (but shall use commercially reasonable efforts to grant such access or provide such disclosure in a manner which would not jeopardize such privilege or contravene any such Applicable Law or Contract); (vii) subject any of the Company’s or its Subsidiaries’ respective directors, managers, officers or employees to any actual or potential personal liability; (viii) cause the directors and managers of the Company to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained unless such resolutions are contingent upon the occurrence of, or only effective as of, the Closing; (ix) waive or amend any terms of this Agreement or any other Contract to which the Company or its Subsidiaries is party; or (x) take any action that would subject it to actual or potential liability, to bear any cost or expense or to make any other payment or agree to provide any indemnity in connection with any commitment letters or the definitive documents related to the Financing or any information utilized in connection therewith (in each case under this clause (x), except following the Closing). In no event shall the Company be in breach of this Agreement because of the failure to deliver any financial or other information that is not currently readily available to the Company on the date hereof or is not otherwise prepared in the ordinary course of business of the Company at the time requested by Parent or for the failure to obtain any comfort with respect to, or review of, any financial or other information by its accountants. Whether or not the Closing occurs, Parent shall indemnify and hold harmless the Company, each Subsidiary thereof, and each of their respective Representatives and Affiliates from and against any and all liabilities or losses suffered or incurred by them in connection with the arrangement of the Financing or any Offering, any cooperation provided pursuant to this Section 6.05, and any information utilized in connection therewith. Additionally, if this Agreement is terminated by the Company pursuant to Section 10.01(d), Parent shall, promptly upon written request by the Company or any Subsidiary thereof, reimburse such party for all reasonable and documented out-of-pocket costs, fees and expenses (including reasonable attorneys’ fees and expenses) incurred by such Persons in connection with any such Person complying with the obligations under this Section 6.05. Notwithstanding anything to the contrary, upon any breach by the Company or its Subsidiaries of their obligations under this Section 6.05, neither the Company nor its Subsidiaries shall be deemed to have breached their respective obligations under this Agreement (including for purposes of the termination right set forth in Section 10.01(c)) or the condition described in Section 9.02(b) unless (i) such breach is a Knowing and Intentional Breach and for this purpose each obligation in this Section 6.05 that is not qualified by a commercially reasonable efforts qualification will be deemed to be so qualified, (ii) Parent provides written notice of such alleged breach and the Company fails to promptly use commercially reasonable efforts to cure any such alleged breach that is a breach and (iii) the failure to obtain the Financing or to complete the Offering is a result of such breach; provided that nothing in this sentence will preclude Parent from seeking specific performance in respect thereof in accordance with Section 11.14. Parent and Merger Sub expressly acknowledge and agree that none of the following is a condition to either Parent’s or Merger Sub’s obligation to consummate the Merger: Parent or Merger Sub obtaining Financing, or Parent or Merger Sub or any Affiliate of Parent completing an Offering.

Section 6.06. Employee Plans; Census Information. (a) No later than 15 Business Days following the date hereof, with respect to each material Employee Plan, the Company shall use commercially reasonable efforts to provide to Parent a copy of such plan (or a description, if such plan is not written) and all amendments thereto and, as applicable: (i) all trust agreements, insurance contracts or other funding arrangements and amendments thereto; (ii) the current prospectus or summary plan description and all summaries of material modifications; (iii) the most recent favorable determination or opinion letter from the IRS; (iv) the most recent annual returns/reports (Form 5500) and accompanying schedules and attachments thereto; and (v) the most recently prepared actuarial reports and financial statements.

(b) No later than 7 Business Days following the date hereof, the Company shall use commercially reasonable efforts to provide Parent a true and complete list that sets forth, with respect to each Service Provider, such individual’s name, title, department and years of service. No later than 10 Business Days prior to the Closing Date, the Company shall use commercially reasonable efforts to expand such list to set forth, with respect to each current Service Provider, such individual’s employer, hire date, location, base salary or wage or commission rate, most recent annual bonus received and current annual bonus or incentive opportunity, status as employee or independent contractor, whether part-time or full-time and whether such individual is in active employment or on leave, and if on leave, the nature of such leave and the date of expected return.

Article 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Immediately following the execution on this Agreement, Parent, as the sole stockholder of Merger Sub, will adopt this Agreement.

Section 7.02. Director and Officer Liability. Parent shall, and shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of the Company (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware law or any other Applicable Law or provided under the Company Charter and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law. If any Indemnified Person is made party to any claim, action, suit, proceeding or investigation arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, Parent shall cause the Company to, advance fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such claim, action, suit, proceeding or investigation as and to the extent provided under the Company Charter and bylaws in effect on the date hereof.

(b) For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to honor and comply with their respective obligations under any indemnification agreements with any Indemnified Person, and not amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any right of any Indemnified Person thereunder.

(d) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case, for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that the Company shall give Parent a reasonable opportunity to participate in the selection of such tail policy and the Company shall give reasonable and good faith consideration to any comments made by Parent with respect thereto. If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof. Notwithstanding the foregoing, in no event shall Parent or the Surviving Corporation be required to, and in no event shall the Company be permitted to, without Parent’s prior written consent, expend for the policies pursuant to this section an aggregate premium amount in excess of 400% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth on Section 7.02(d) of the Company Disclosure Schedule; and provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(e) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.02.

(f) The rights of each Indemnified Person under this Section 7.02 shall be in addition to any rights such Person may have under the Company Charter or bylaws of the Company or any of its Subsidiaries, under Delaware law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her representatives.

Section 7.03. Employee Matters.

(a) For the period commencing at the Effective Time and ending on the one-year anniversary of the Closing (the “Continuation Period”), Parent shall provide, or shall cause its Affiliates (including the Surviving Corporation) to provide, each Continuing Employee with base salary, wage or commission rate, bonus opportunity (including, without limitation, short-term cash incentive compensation opportunities) and other employment benefits (including, without limitation, severance benefits, retirement benefits (other than defined benefit pension benefits or retiree medical benefits) and paid time-off), in each case, that are no less favorable than those provided to (i) such Continuing Employee immediately prior to the Closing for the first 90 days of the Continuation Period and (ii) a similarly situated employee of Parent or its applicable employing Affiliate for the remainder of the Continuation Period; provided, however, that notwithstanding anything in this Section 7.03(a) to the contrary, for the entire Continuation Period the severance benefits provided to Continuing Employees shall be consistent with those set forth in Section 7.03(a) of the Company Disclosure Schedule.

(b) Following the Effective Time, Parent shall use commercially reasonable efforts to provide (or cause to be provided) to each Continuing Employee full credit for prior service with the Company and its Subsidiaries for all purposes of vesting, level of benefits and eligibility to participate in employee benefit plans maintained by Parent or its Subsidiaries for which the Continuing Employee is eligible to participate following the Effective Time (but such service credit shall not be provided for benefit accrual purposes, except for vacation and severance) to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any analogous Employee Plan; provided that the foregoing shall not apply to the extent that it would result in any duplication of benefits for the same period of service. Parent shall, and shall cause its Subsidiaries (including the Surviving Corporation) to (i) waive all limitations as to preexisting conditions, exclusions, actively-at-work requirements and waiting periods with respect to participation and coverage of the Continuing Employees (and any dependents thereof) under any welfare benefit plans in which such Continuing Employees (and any dependents thereof) may be eligible to participate after the Closing to the same extent such preexisting conditions, exclusions and waiting periods are waived under any analogous Employee Plan prior to the Effective Time and (ii) use commercially reasonable efforts to, provide each Continuing Employee with credit for any co-payments and deductibles paid by such Continuing Employee during the calendar year in which the Effective Time occurs under the relevant welfare benefit plans in which such Continuing Employee is eligible to participate from and after the Effective Time to the same extent as such Continuing Employee was entitled, prior the Effective Time, to credit of such co-payments or deductibles under any analogous Employee Plan.

(c) If directed in writing by Parent at least 15 Business Days prior to the Effective Time, the Company shall take all actions that are necessary to cause each Employee Plan specified in writing by Parent to terminate effective as of no later than immediately prior to the Effective Time. In addition, if directed in writing by Parent, at least 15 Business Days prior to the Effective Time, the Company shall take such actions as Parent may reasonably request so as to enable Parent or the Surviving Corporation, as the case may be, to effect such actions relating to the Company’s 401(k) Plans (each, a “Company 401(k) Plan”) as Parent may deem necessary or appropriate, which may include having the Company terminate such plan prior to the Effective Time. All resolutions, notices or other documents issued, adopted or executed in connection with the implementation of this Section 7.03(c) shall be subject to Parent’s prior review and approval (which approval shall not be unreasonably withheld, conditioned or delayed).

(d) In connection with any termination of any Company 401(k) Plan pursuant to Section 7.03(c), Parent shall use commercially reasonable efforts to permit, as soon as reasonably practicable following the Effective Time, each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in cash and participant loans in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such Continuing Employee from any Company 401(k) Plan to an “eligible retirement plan” (within the meaning of Section 401(a)(31) of the Code) of Parent or any of its Affiliates (the “Parent 401(k) Plan”). Parent shall use commercially reasonable efforts to cause the Parent 401(k) Plan to accept rollovers by Continuing Employees from any Company 401(k) Plan, including participant loans, after the Effective Time.

(e) Without limiting the generality of Section 11.06, nothing in this Section 7.03, express or implied, (i) is intended to or shall confer upon any Person other than the parties hereto, including any current or former Service Provider, Company Employee or Continuing Employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (ii) shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any Employee Plan or other benefit plan, program, agreement or arrangement, (iii) shall alter or limit the ability of Parent or any of its Subsidiaries (or, following the Effective Time, the Company or any of its Subsidiaries) to amend, modify or terminate any Employee Plan or any other benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (iv) shall create any obligation on the part of Parent or its Subsidiaries (or, following the Effective Time, the Company or any of its Subsidiaries) to employ or engage any Service Provider for any period following the Effective Time.

(f) To the extent that the Effective Time occurs on or prior to March 1st of the applicable calendar year, no later than the Effective Time, the Company shall or shall cause its applicable Affiliate to pay annual or short-term incentive bonuses for the prior calendar year to the Company Employees employed immediately prior to the Effective Time (to the extent such bonuses have not previously been paid) with such bonuses to be determined based on actual performance (to the extent measurable at the Effective Time) and otherwise deemed achieved at the target level for any performance metrics that are not able to be determined as of the Effective Time, in all cases as determined by the Compensation Committee of the Board of Directors of the Company, with any such payments to be otherwise subject to the terms and conditions of the applicable annual or short-term incentive plan.

(g) No later than the Effective Time, the Company shall or shall cause its applicable Affiliate to pay pro-rata annual or short-term incentive bonuses for the calendar year in which the Effective Time occurs to the Company Employees employed immediately prior to the Effective Time based on the number of days from January 1 of such calendar year through the Effective Time and deemed achieved at the target level for any applicable performance metrics.

Section 7.04. Transfer Restrictions.

(a) Without limiting any other obligation of Parent or its Affiliates herein, until the earlier of the Closing and the termination of this Agreement pursuant to Section 10.01, Parent agrees that neither it nor any of its Affiliates will directly or indirectly, sell, assign, convey, transfer or otherwise dispose of the beneficial or record ownership of any Shares held by Parent or any of its Affiliates other than transfers between Parent and its Affiliates or between Affiliates of Parent.

(b) From the date hereof until the earlier of the Closing and 10 Business Days after the termination of this Agreement pursuant to Section 10.01, Parent agrees that, except pursuant to the Merger, none of (i) Parent (or any of its officers or directors), (ii) any of Parent’s Affiliates, (iii) any officers or directors of any of Parent’s Affiliates and (iv) any Persons acting at the direction of Parent or any of its Affiliates, will in any manner, directly or indirectly, (x) effect or seek, offer or propose (whether publicly or otherwise) to effect, agree to effect, or announce any intention to effect or cause or participate in or in any way assist or encourage any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, any acquisition of Shares or any other securities of the Company (or any Beneficial Ownership (as defined in Rule 13d-3 under the Exchange Act) in any such Shares or other securities), in each case, other than transfers between Parent and its Affiliates or between Affiliates of Parent.

(c) Parent agrees to take all actions necessary to cause its Affiliates to comply with this Section 7.04.

Article 8

COVENANTS OF PARENT AND THE COMPANY

Section 8.01. All Necessary Steps.

The parties hereto agree that:

(a) Parent shall, and shall cause each of its Subsidiaries to, take any and all steps necessary to avoid or eliminate as soon as possible each and every impediment under the HSR Act or any other Applicable Law so as to enable the parties to expeditiously consummate the transactions contemplated hereby, including the Merger. In furtherance and not in limitation of the foregoing, Parent shall, and shall cause each of its Subsidiaries to, (i) contest or resist (including through any applicable appeals process) any Action which may be instituted by any Governmental Authority challenging any of the transactions contemplated hereby, (ii) seek to have vacated, lifted, reversed, or overturned any decree, judgment, injunction, or other order relating to any Applicable Law, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of any of the transactions contemplated hereby, (iii) propose, negotiate, commit to, or agree to effect, by consent decree, hold separate order, or otherwise, the sale, divestiture, or disposition of any assets or businesses of the Company or its Subsidiaries that is required in order to facilitate the expiration or termination of the HSR Act waiting period or to obtain any other clearance, waiver, approval, or authorization required under Applicable Law from any Governmental Authority, and (iv) otherwise take or commit to take actions that after the Closing would limit the freedom of the Company and its Subsidiaries after the Closing, with respect to, or their ability to retain, one or more businesses, product lines, or assets to the extent required in order to facilitate the expiration or termination of the HSR Act waiting period or to obtain any other clearance, waiver, approval, or authorization required under Applicable Law from any Governmental Authority. Notwithstanding anything to the contrary herein, (A) neither the Company, any of its Subsidiaries, nor any of their respective Representatives shall take any of the actions described in the preceding sentence without the prior written consent of Parent (and the Company and its Subsidiaries shall take any of such actions that are requested by Parent in writing so long as taking any such actions (including any actions in furtherance thereof) are subject to and conditioned on the Closing and do not require any fees, costs or expenses to be borne by or otherwise incurred by any holder of Shares (other than Parent and its Affiliates), the Company or any of its Subsidiaries prior to the Closing, other than fees, costs or expenses concurrently reimbursed by Parent) and (B) Parent and its Affiliates shall not be obligated to take, or agree to take, any of such actions with respect to any Person, or the assets properties or business of any Person, other than the Company and its Subsidiaries. For the avoidance of doubt, this Section 8.01 shall not require Parent or its Subsidiaries to propose, negotiate, commit to, or agree to hold separate, or to effect the sale, divestiture, or disposition of, or to otherwise take or commit to take actions limiting the freedom of Parent and its Subsidiaries with respect to, in each case, the assets or businesses of Parent and its Subsidiaries existing prior to the Effective Time. Each of Parent and the Company will not, and will cause their respective Affiliates (or in the case of the Company, controlled Affiliates) not to, take any action that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or any of the other transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby with the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) as promptly as practicable and in any event within 10 Business Days after the date hereof. Each of Parent and the Company shall respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information and documentary material that may be requested pursuant to the HSR Act or any State Attorney General or other Governmental Authority in connection with antitrust matters. At the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Company or any of its Subsidiaries (but, absent such request, the Company shall not take any such action), provided that any such action shall be conditioned upon the consummation of the Merger and the other transactions contemplated hereby. Each party hereto shall (1) keep the other apprised of the status of matters relating to the completion of the transaction and the other transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required approvals; (2) promptly notify the other parties of any written communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority, and, subject to Applicable Law, permit the other parties to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any of the foregoing; (3) promptly consult with the other party to this Agreement to provide any necessary information with respect to (and, in the case of correspondence, provide the other party (or its counsel) copies of) all filings made by such party with any Governmental Authority and furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of filings or submissions of information to any such Governmental Authority, (4) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with this Agreement or the Merger and the other transactions contemplated hereby unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat; and (5) furnish the other parties with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives on the one hand, and any Governmental Authority or members or their respective staffs on the other hand, with respect to any competition or antitrust matters in connection with this Agreement.

Section 8.02. Certain Filings. The Company and Parent shall reasonably cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents and (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement. In addition, the Company and Parent shall use their respective commercially reasonable efforts to take such actions or make any such filings and furnish information required in connection therewith or with the Company Disclosure Documents, and seek to timely obtain such actions, consents, approvals or waivers from parties under such material Contracts, but subject to Section 8.01, neither party shall be required to expend money or modify, amend or otherwise alter the term or provision of any such Contracts to obtain any such actions, consents, approvals or waivers.

Section 8.03. Public Announcements. The initial press release issued by Parent and the Company with respect to the execution of this Agreement shall be reasonably agreed upon by Parent and the Company. Thereafter, and except in connection with actions taken in compliance with Section 6.02, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution) or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release that is determined by a party, after consultation with outside legal counsel, to be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (in which case, such disclosing party will endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such public statement or press release), shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation. Notwithstanding the foregoing, without prior consultation, each party (a) may communicate information that is not confidential information of any other party with financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with Applicable Law and (b) may disseminate the information included in a press release or other document previously approved for external distribution by the other parties.

Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, assurances or other instruments and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05. Section 16 Matters. Prior to the Effective Time, each party shall take all such steps as may be required to cause any dispositions of Shares in connection with the transactions contemplated by this Agreement (including derivative securities of such Shares) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.06. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of: (a) any communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any material written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (other than such communications contemplated in Section 8.01, which shall be governed by such Section); or (c) any Actions commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement; provided that the delivery of any notice pursuant to this Section 8.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 8.07. Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute, regulation or Company Charter provision shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use commercially reasonable efforts to grant such approvals, if any, and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute, regulation or Company Charter provision on the transactions contemplated hereby.

Section 8.08. Confidentiality Agreement. The parties hereby agree that the term of the Confidentiality Agreement shall be extended to the date that is the earlier of (i) the date of the Closing and (ii) the date that is 12 months after the termination of this Agreement; provided that, in the case of Section 8 thereof the date of termination will be the earlier of (x) the later of the date set forth therein and the date of termination of this Agreement and (y) the date of the Closing.

Section 8.09. Litigation and Proceedings. The Company shall control the defense or settlement of any litigation or other legal proceedings against the Company or any of its directors relating to this Agreement, the Merger or the other transactions contemplated by this Agreement; provided that the Company shall give Parent reasonable opportunity to participate, at Parent’s expense, in such litigation or other legal proceedings; provided further, that the Company agrees that it shall not settle any such litigation or other legal proceedings without the prior written consent of Parent, which shall not be unreasonably withheld, delayed or conditioned.

Section 8.10. Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the Closing, Parent agrees not to, and shall not permit any of its Affiliates or any of its or their respective Representatives to, contact any employee or other service provider, customer, supplier, distributor or other material business relation of the Company, regarding the Company or the transactions contemplated by this Agreement, without the prior written consent of the Company (which consent will not be unreasonably withheld, conditioned or delayed); provided that (i) this Section 8.10 shall not prevent Parent or its Affiliates from making such contact with any of the foregoing parties that is made in the ordinary course of business to the extent such contact is unrelated to the transactions contemplated by this Agreement and (ii) the Company agrees to use commercially reasonable efforts to facilitate meetings (whether telephonic, electronic or otherwise) between Parent or any of its Affiliates or their respective Representatives and the Company’s employees, service providers, customers, suppliers, distributors or other Persons with a material business relationship with the Company to the extent reasonably requested by Parent; provided that the Company shall attend all such meetings.

Section 8.11. Non-Solicit. From the date hereof until the earlier of (i) the Closing, or (ii) six months following the termination of this Agreement pursuant to Section 10.01, Parent and Merger Sub will not and will ensure that their respective Affiliates (and any person acting on behalf of or in concert with Parent and Merger Sub) will not, directly or indirectly, solicit for employment or hire any officer, director, or employee of the Company or any of its Subsidiaries with whom Parent or Merger Sub first had contact in connection with the transactions contemplated by this Agreement; provided, however, that Parent and Merger Sub will not be prohibited from (i) conducting any general solicitations for employment, directly or through an agent (including placement and recruiting agencies) that is not directed at such persons, or (ii) hiring any such person who first approaches Parent or Merger Sub after such person’s employment with the Company terminates.

Section 8.12. Proxy Statement; Company Meeting.

(a) Promptly following the date of this Agreement (and no later than 30 days after the date hereof), the Company will prepare (with Parent’s reasonable assistance) and the Company will file with the SEC the Proxy Statement. The Company, Parent and Merger Sub shall cooperate with each other in the preparation of the Proxy Statement and furnish all information concerning itself and its Affiliates that is required in connection with the preparation of the Proxy Statement. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company Stockholders as promptly as practicable following the clearance of the Proxy Statement by the SEC. No filing of, or amendment or supplement to the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon. If at any time prior to the Company Meeting (or any adjournment or postponement thereof) any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information will promptly notify the other party hereto and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the Company Stockholders. The Company will notify Parent promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and the Company will supply Parent with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the transactions contemplated hereby.

(b) The Company will, as soon as reasonably practicable following the date of this Agreement, establish a record date for, and as soon as reasonably practicable following the clearance of the Proxy Statement by the SEC, duly call, give notice of, convene and hold, the Company Meeting. Subject to Section 6.03, the Company shall effect the Company Board Recommendation. The Proxy Statement shall (subject to Section 6.03) include the Company Board Recommendation. Notwithstanding anything in this Agreement to the contrary, the Company may postpone or adjourn the Company Meeting (i) to solicit additional proxies for the purpose of obtaining Stockholder Approval and/or unless the Company has waived the condition set forth in Section 9.03(d), the Majority of the Minority Approval, (ii) if there are not holders of a sufficient number of shares of Company common stock present or represented by proxy at the Company Meeting to constitute a quorum at the Company Meeting and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined in good faith, after consultation with outside legal counsel, is necessary under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company Stockholders prior to the Company Meeting.

Article 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

(a) no injunction or other order or decree issued by a court of competent jurisdiction in the United States that (i) prohibits or makes illegal consummation of the Merger or (ii) enjoins the Company, Parent or Merger Sub from consummating the Merger shall be in effect;

(b) no Applicable Law shall have been enacted or promulgated after the date of this Agreement by a Governmental Authority (other than any such Applicable Laws relating to antitrust or competition laws) the effect of which is to make illegal or otherwise prohibit the consummation of the Merger;

(c) any applicable waiting period (and any extensions thereof) under the HSR Act shall have expired or been terminated; and

(d) the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, by the Requisite Company Vote in accordance with Applicable Law and the Company Charter (“Stockholder Approval”), shall have been obtained.

Section 9.02. Conditions to the Obligations Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

(a) (i) the representations and warranties of the Company set forth in Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.03 (Governmental Authorization), Section 4.04 (Non-Contravention), the first sentence of Section 4.05(c) (Capitalization), Section 4.24 (Finders’ Fees), Section 4.25 (Opinion of Financial Advisor) and Section 4.26 (Antitakeover Statutes) shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by “Company Material Adverse Effect” or “materiality”, in which case such representations shall be true and correct in all respects) at and as of the Effective Time as if made at and as of the Effective Time (except to the extent that any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period); (ii) the representations and warranties of the Company set forth in Section 4.05(a) of this Agreement shall be true and correct in all respects (except for de minimis inaccuracies) at and as of the Effective Time as if made at and as of the Effective Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period); (iii) the representation and warranty of the Company set forth in Section 4.10(ii) (No MAE) shall be true and correct in all respects unless such Company Material Adverse Effect is no longer continuing; and (iv) the representations and warranties of the Company set forth in this Agreement (other than those referred to in clauses (i) through (iii) above) shall be true and correct (disregarding for this purpose all “Company Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) at and as of the Effective Time as if made on and as of the Effective Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) each of the covenants and obligations in this Agreement that the Company is required to comply with or perform at or prior to Closing shall have been complied with or performed in all material respects;

(c) the Company shall have delivered to Parent a certificate signed by an authorized officer of the Company dated as of the date on which the Effective Time occurs certifying that the conditions specified in paragraphs Section 9.02(a) and Section 9.02(b) have been satisfied;

(d) the Company shall have caused the Rights Agreement, to the extent still in force and effect, to be terminated effective immediately prior to the Effective Time, with no continuing liability or obligation of the Company or any of its Subsidiaries or controlled Affiliates to any other Person, except for any indemnification obligations of the Company, or any other obligations to the Rights Agent (as defined in the Rights Agreement) thereunder, under the terms of the Rights Agreement as of the date hereof; and

(e) since the date hereof, there shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 9.03. Conditions to the Obligations the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (disregarding for this purpose all “Parent Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) at and as of the Effective Time as if made at and as of the Effective Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) each of the covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or perform at or prior to Closing shall have been complied with or performed in all material respects; and

(c) Parent and Merger Sub shall have delivered to the Company a certificate signed by an authorized officer of the Company dated as of the date on which the Effective Time occurs certifying that the conditions specified in paragraphs Section 9.03(a) and Section 9.03(b) have been satisfied.

(d) the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, shall have been approved by the holders of the majority of the then outstanding Shares other than Shares held by Parent and its Affiliates (the “Majority of the Minority Approval”).

Article 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the Company Shareholders):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Effective Time shall not have occurred on or before 11:59 p.m. (New York City time) on October 21, 2022 (such time and date, the “End Date”); provided, if on the End Date (as may have been previously extended) all of the conditions contained in Article 9 have been satisfied or waived (to the extent waivable) other than the conditions set forth in Section 9.01(a) (solely in connection with an antitrust law) or Section 9.01(c) (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), then the End Date shall automatically be extended for successive 90 day periods (but in any event shall not be extended beyond January 21, 2023), in which case the End Date shall be deemed for all purposes to be such later date, unless, the Company and Parent mutually agree prior to a given End Date (as may be extended pursuant to this Section 10.01(b)(i)) in writing that the End Date will not be so extended; provided further, the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement has proximately caused or resulted in the failure of the Effective Time to occur by such time; or

(ii) any Governmental Authority of competent jurisdiction shall have issued an injunction, order or decree, that (A) prohibits or makes illegal consummation of the Merger or (B) permanently enjoins the Company, Parent or Merger Sub from consummating the Merger and with respect to any injunction, order or decree referenced in clause (A) or (B), such injunction, order or decree shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party that has materially breached its obligations under Section 8.01 or to any party whose material breach of any representation, covenant or obligation of such party set forth in this Agreement is attributable to such final and nonappealable injunction, order or decree.

(iii) if the Company Meeting has concluded and Stockholder Approval, and, unless the Company has waived the condition set forth in Section 9.03(d), the Majority of the Minority Approval have not been obtained, provided, that, that the right to terminate this Agreement pursuant to this Section 10.01(b)(iii) will not be available to any party hereto whose breach of any provision of this Agreement has proximately caused or resulted in the failure to obtain the Stockholder Approval or, unless the Company has waived the condition set forth in Section 9.03(d), the Majority of the Minority Approval at the Company Meeting;

(c) by Parent, if, prior to the Effective Time:

(i) the Board of Directors shall have failed to include the Company Board Recommendation in the Proxy Statement when mailed, or shall have effected an Adverse Recommendation Change prior to receiving Stockholder Approval and, unless the Company has waived the condition set forth in Section 9.03(d ), the Majority of the Minority Approval; provided that, Parent’s right to terminate this Agreement pursuant to this Section 10.01(c)(i) shall expire at 5:00 p.m. (New York City time) on the 60th calendar day following the date on which such failure or Adverse Recommendation Change occurred;

(ii) the Company or any of its Subsidiaries shall have committed a Knowing and Intentional Breach of Section 6.03;

(iii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, is not cured by the Company within 30 days after receipt by the Company of written notice of such breach or failure; provided that, at the time of the delivery of such notice, Parent or Merger Sub shall not be in material breach of its or their obligations under this Agreement; or

(d) by the Company, prior to the Effective Time:

(i) prior to receiving Stockholder Approval and, unless the Company has waived the condition set forth in Section 9.03(d), the Majority of the Minority Approval in order to accept a Superior Proposal and concurrently therewith or immediately thereafter enter into a binding written definitive acquisition agreement providing for the consummation of a transaction for such Superior Proposal; provided that (x) the Company and the Board of Directors shall have complied in all material respects with Section 6.03 with respect to such Superior Proposal and

(y) the Company shall have paid the Termination Fee immediately before or simultaneously with and as a condition to such termination;

(ii) if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred and such breach or failure (i) is incapable of being cured by the End Date or, if curable by the End Date, is not cured by Parent or Merger Sub within 30 days after receipt by Parent of written notice of such breach or failure and (ii) would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; provided that, at the time of the delivery of such notice, the Company shall not be in material breach of its obligations under this Agreement; or

(iii) if the Company Meeting has concluded and Majority of the Minority Approval has not been obtained or waived by the Company, provided, that, that the right to terminate this Agreement pursuant to this Section 10.01(d)(iii) will not be available to the Company if its breach of any provision of this Agreement has proximately caused or resulted in the failure to obtain the Majority of the Minority Approval at the Company Meeting;

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto; provided that, subject to Section 11.04(b)(iii) , if such termination shall result from (i) the Fraud of any party or (ii) a Knowing and Intentional Breach by any party, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other parties as a result of such failure; and provided further that (x) the Company shall have the right to pursue damages on behalf of the Company Stockholders (but without duplication of any damages suffered by the Company that are indirectly suffered by the Company Stockholders as a result of their ownership of the Company) in the event of Parent’s or Merger Sub’s Knowing and Intentional Breach of this Agreement, which right is hereby acknowledged by Parent and Merger Sub and (y) nothing herein will relieve the Equity Financing Source of any liability arising from any Knowing and Intentional Breach of the Equity Financing Letter or the Voting and Support Agreement or the Confidentiality Agreement. The provisions of Section 7.04(b), Section 8.08, Section 8.11, this Section 10.02 and Article 11 (but, in the case of Section 11.14, only to the extent relating to obligations required to be performed after termination) and the Confidentiality Agreement (to the extent provided in Section 8.08) shall survive any termination hereof pursuant to Section 10.01.

Article 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such facsimile transmission or e-mail is requested and received) and shall be given, if to Parent, Merger Sub or, after the Effective Time, the Company or the Surviving Corporation, to:

ProFrac Holdings, LLC

333 Shops Boulevard, Suite 301

Willow Park, TX 76087

Attention: Robert J. Willette

E-mail: robert.willette@wilksbrothers.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, TX 77002

Attention: Michael S. Telle

E-mail: mtelle@velaw.com

if to the Company prior to the Effective Time, to:

FTS International, Inc.

777 Main Street, Suite 2900

Fort Worth, Texas 76102

Attention: Jared Vitemb

Email: Jared.Vitemb@ftsi.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: William L. Taylor

                 Cheryl Chan

Email: william.taylor@davispolk.com

            cheryl.chan@davispolk.com

or to such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those covenants and agreements set forth in this Article 11 (but, in the case of Section 11.14, only to the extent relating to obligations required to be performed after termination).

Section 11.03. Amendments and Waivers. Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. Notwithstanding the foregoing provisions of this Section 11.03, (a) no amendment or modification to any of this Section 11.03(a), the proviso in Section 11.06(a), Section 11.06(c), the provisions of the second sentence in Section 11.07, the provisions of the last sentence of Section 11.08 and/or Section 11.10 that is materially adverse to the Financing Sources shall become effective without the prior written consent of the materially adversely affected Financing Sources and (b) no amendment or modification to any of this Section 11.03(b) and/or Section 11.09 that is materially adverse to the Equity Financing Source shall become effective without the prior written consent of the Equity Financing Source.

No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses.

(a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Termination Fee. (i) If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) (Adverse Recommendation Change), Section 10.01(c)(ii) (Breach of Section 6. 03) or by the Company pursuant to Section 10.01(d)(i) (Superior Proposal), then the Company shall pay to Parent in immediately available funds the Termination Fee, in the case of a termination by Parent, within three Business Days after such termination and, in the case of a termination by the Company, substantially concurrent with such termination, and as a condition thereto.

(ii) If (A) this Agreement is terminated (x) by Parent or the Company pursuant to Section 10.01(b)(i) (End Date) (other than in circumstances where the Stockholder Approval, and, unless the Company has waived the condition set forth in Section 9.03(d ), the Majority of the Minority Approval, have been obtained) and at such time the conditions set forth in Section 9.01(a) and Section 9.01(c) shall have been satisfied or (y) by Parent pursuant to Section 10.01(c)(iii) (Other Breach), (B) after the date of this Agreement and prior to the Company Meeting, an Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Board of Directors, and (C) within 12 months following the date of such termination, the Company or any of its Subsidiaries shall have entered into a definitive agreement with respect to or recommended to the Company Stockholders an Acquisition Proposal that is, in either such event, later consummated or an Acquisition Proposal shall have been consummated (provided that for purposes of this clause (C), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, prior to or concurrently with such consummation, the Termination Fee.

(iii) Each of Parent and Merger Sub agrees that in the event that the Termination Fee is paid to Parent pursuant to this Section 11.04, then subject to Section 11.04(c), (A) the payment of such Termination Fee shall, in the absence of Fraud, be the sole and exclusive remedy of Parent and Merger Sub and their respective Non-Party Affiliates against the Company or any of its Non-Party Affiliates for, and (B) in no event, other than Fraud, will Parent or Merger Sub or any of their respective Non-Party Affiliates be entitled to recover any other money damages or any other remedy based on a claim in law or equity with respect to, (1) any loss suffered as a result of the failure of the Merger to be consummated, (2) the termination of this Agreement, (3) any liabilities or obligations arising under this Agreement, or (4) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment to Parent of the Termination Fee in accordance with Section 11.04, in the absence of Fraud, neither the Company nor any of its Non-Party Affiliates shall have any further liability or obligation to the Parent or Merger Sub or any of their respective Non-Party Affiliates relating to or arising out of this Agreement or the transactions contemplated hereby and such Non-Party Affiliates of the Company shall be third party beneficiaries of this Section 11.04(b)(iii). For the avoidance of doubt, nothing in this Section 11.04(b)(iii) limits the Company’s rights and remedies under Section 11.14 prior to termination of this Agreement by the Company.

(c) Other Costs and Expenses. The Company acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 11.04, it shall also pay any costs and expenses incurred by Parent or Merger Sub in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date. In no event shall the Company be required to pay more than one Termination Fee.

Section 11.05. Disclosure Schedule References. No exception, qualification, limitation, document or disclosure set forth in a particular section of the Company Disclosure Schedule shall be deemed to be an exception, qualification, limitation, document or disclosure with respect to any other section of the Company Disclosure Schedule or any other Section of this Agreement unless the relevance of such exception, qualification, limitation or disclosure as an exception, qualification, limitation, document or disclosure to such other section is reasonably apparent on its face. The inclusion of any item in the Company Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 11.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding on and, except as provided in Section 7.02, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except (i) if the Effective Time occurs, the right of the Company Shareholders to receive the Merger Consideration in accordance with Article 2 and (ii) as provided in Section 7.02, Section 11.04(b)(iii) and Section 11.09, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns; provided that the provisions of the second sentence in Section 11.03, this proviso of this Section 11.06(a) Section 11.06(a), Section 11.06(c), the provisions of the second sentence in Section 11.07, Section 11.08 and Section 11.10, in each case, pertaining to the Financing Sources, are intended to be for the benefit of, and shall be enforceable by, the Financing Sources.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement to a wholly owned Subsidiary of Parent (which will remain a wholly owned Subsidiary of Parent prior to Closing) without the consent of the Company; provided that (i) such transfer or assignment would not reasonably be expected to delay in any material respect or impair the consummation of the transactions contemplated hereby, (ii) Parent or Merger Sub, as the case may be, shall remain liable for all of its obligations under this Agreement and (iii) the assignee will be deemed to have made the same representations and warranties as are set forth in Article 5 and any reference in this Agreement to any such representation or warranty in Article 5 will be deemed to include the representations and warranties of the assignee.

(c) No Financing Source will have any liability to the Company, any former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of the Company (in each case, in their capacities as such), or any former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any of the foregoing (in each case, in their capacities as such) relating to or arising out of this Agreement, any Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and Company will not have any rights or claims against any Financing Source or be entitled to seek the remedy of specific performance of this Agreement against any Financing Source (such Financing Sources being express third party beneficiaries of this sentence).

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and irrevocably agree that any claim, suit, action or proceeding, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources (in their capacities as such) arising out of, or relating to, the transactions contemplated hereby, the Financing or the performance of services thereunder or related thereto shall, except as expressly provided otherwise in the definitive documentation pertaining to such Financing, be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

Section 11.08. Jurisdiction. The parties hereto agree that any suit, Action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court located in New Castle County, Delaware or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, Action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, Action or proceeding in any such court or that any such suit, Action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, Action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party. Notwithstanding anything herein to the contrary, any suit, action or proceeding against any Financing Sources in any way relating to this Agreement, the Financing or the transactions contemplated hereby or thereby shall be heard and determined exclusively in the United States District Court for the Southern District of New York. The parties hereto hereby (i) submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or proceeding against the Financing Sources in any way relating to this Agreement, the Financing or the transactions contemplated hereby or thereby brought by any party hereto and (ii) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above- named court, that its property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the action or proceeding is improper or that this Agreement or the Financing or the transactions contemplated hereby or thereby may not be enforced in or by the above-named court.

Section 11.09. No Recourse Against Non-Parties. Except in respect of Fraud against the Person that committed Fraud and subject to the second following sentence, (a) all Actions that may be based upon, arise out of or relate to this Agreement or any Related Document, or the negotiation, execution or performance of this Agreement or any Related Document (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement or any Related Document), may be made only against (and subject to the terms and conditions thereof) the respective entities that are expressly identified as, in the case of this Agreement, the parties hereto, and in the case of any Related Document, the parties to such Related Document, and (b) no Person who is not a named party to this Agreement or any Related Document, including any past, present or future director, officer, employee, incorporator, member, manager, partner, equityholder, Affiliate, agent, attorney or other Representative of any named party to this Agreement or any Related Document, or any of their respective successors or permitted assignees (any such not named parties, “Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement (including the Equity Financing Source) or any Related Document, respectively (including any representation or warranty made in or in connection with this Agreement or any Related Document, respectively, or as an inducement to enter into this Agreement or any Related Document, respectively) or for any claim based on, in respect of, or by reason of this Agreement or any Related Document, respectively, or its negotiation or execution, and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates with respect to this Agreement or the Related Documents, respectively. Non- Party Affiliates are expressly intended as third-party beneficiaries of this Section 11.09. For the avoidance of doubt, nothing in this Section 11.09 shall be construed to impair the Company’s rights to enforce (including the right to sue for damages under) the Equity Financing Letter or the Voting and Support Agreement against the Equity Financing Source in accordance with the terms thereof or the Company’s rights to enforce (including the right to sue for damage under) (x) this Agreement against Parent or Merger Sub in accordance with the terms hereof or (y) the Confidentiality Agreement against Parent in accordance with the terms thereof.

Section 11.10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY LEGAL PROCEEDING AGAINST ANY FINANCING SOURCE).

Section 11.11. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, it being understood that the parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, ..tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed (including by electronic signature) by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed (including by electronic signature) by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 11.12. Entire Agreement. This Agreement (including the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.13. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby, taken as a whole, are not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.14. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof for which money damages, even if available, would not be an adequate remedy, and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts referred to in Section 11. 08, in addition to any other remedy to which such party may be entitled under this Agreement. The parties further agree to waive any requirement for the securing or posting of any bond in connection with such remedy, and that such remedy shall be in addition to any other remedy to which a party is entitled at law or in equity. To the extent any party hereto brings an Action to enforce specifically the performance of the terms and provisions of this Agreement (other than an Action to enforce specifically any provision that expressly survives termination of this Agreement), the End Date shall automatically be extended to (i) the 20th Business Day following the resolution of such Action (if the End Date would otherwise occur on or prior to such date) or (ii) such other time period established by the court presiding over such Action.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

FTS INTERNATIONAL, INC.

By:	/s/ Eugene Davis
	Name:	Eugene Davis
	Title:	Chairman of the Board of Directors

PROFRAC HOLDINGS, LLC

By:	/s/ Dan Wilks
	Name:	Dan Wilks
	Title:	Manager

PROFRAC HOLDINGS, LLC

By:	/s/ Farris Wilks
	Name:	Farris Wilks
	Title:	Manager

PROFRAC ACQUISITIONS, INC.

By:	/s/ Matthew Wilks
	Name:	Matthew Wilks
	Title:	Director